UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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INNOSPEC INC.

(Name of Registrant as Specified In Its Charter)

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INNOSPEC INC.

220 Continental Drive	PATRICK S. WILLIAMS
Newark, DE 19713	President and Chief Executive Officer

Dear Stockholder:	March 26, 2010

You are cordially invited to attend the Annual Meeting of Stockholders of Innospec Inc. (the “Corporation”), which will be held on Wednesday May 12, 2010 at 10:00 a.m. local time, in the Board Room, the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, USA. Stockholders are advised to arrive at the reception area at 9.30 a.m. to allow sufficient time for security clearance.

This year you are asked to elect two directors and re-elect two directors and to ratify the selection of our independent registered public accounting firm. Information about the business of the meeting, the nominees for election and re-election as members of the Board of Directors, and the ratification of our independent registered public accounting firm is set forth in the formal meeting notice and Proxy Statement on the pages that follow.

We are continuing to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders via the internet. If you received a Notice Regarding the Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in the Proxy Statement, as well as how to submit your proxy over the internet or by telephone. If you would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials. The instructions are included in the Notice.

The Corporation’s fiscal year 2009 Annual Report on Form 10-K has been posted on the internet and is available to be mailed to stockholders who request written materials, but it is not part of the proxy solicitation material.

It is important that your stock is represented and voted at the Annual Meeting, regardless of the size of your holding. Accordingly, whether or not you intend to attend the session in person, we hope that you will vote via the internet or by telephone in accordance with the instructions on your Notice. Alternatively, if you have requested written proxy materials, you may vote by signing, dating and returning your Proxy Card. If you are a holder of record and you sign and return your Proxy Card without specifying your choices, it will be understood that you wish to have your stock voted in accordance with the Board of Directors’ recommendations as set forth in the attached Proxy Statement.

If you hold stock through a broker or other intermediary, that person or institution will provide you with instructions on how to vote your shares. It is especially important that you communicate your voting instructions to your broker or other intermediary since they are no longer allowed to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the stock.

Sincerely,

PATRICK S. WILLIAMS

President and Chief Executive Officer

i

INNOSPEC INC.

220 Continental Drive

Newark, DE 19713

USA

Notice of Annual Meeting of Stockholders

May 12, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Innospec Inc. (the “Corporation”) will be held at 10:00 a.m. local time on Wednesday, May 12, 2010 in the Board Room, the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, USA for the following purposes:

1.	To elect two directors to serve until the 2012 and 2013 Annual Meetings respectively;

2.	To re-elect two current directors to serve until the 2013 Annual Meeting;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed March 16, 2010 as the date of record for the meeting and only stockholders of record at the close of business on that date will be entitled to vote at the meeting or any postponement or adjournment thereof. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting both at the meeting and during normal business hours at the Corporation’s offices at 220 Continental Drive, Newark, DE 19713, USA for a period of ten days prior to the meeting.

By Order of the Board of Directors,

David E. Williams

Vice President and General Counsel

March 26, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE VOTE VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR NOTICE OR ALTERNATIVELY IF YOU HAVE REQUESTED WRITTEN PROXY MATERIALS, MARK, SIGN AND DATE THE PROXY CARD AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED TO ENSURE THAT YOUR STOCK WILL BE REPRESENTED. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. IN ADDITION, YOUR PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS VOTED BY WRITTEN NOTICE TO THE SECRETARY OF THE CORPORATION OR BY DELIVERY OF A LATER DATED PROXY.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 12, 2010. Our Proxy Statement and Annual Report to Stockholders are available at www.envisionreports.com/iosp.

INNOSPEC INC.

220 Continental Drive

Newark, DE 19713

USA

PROXY STATEMENT

March 26, 2010

for

Annual Meeting of Stockholders

To Be Held On May 12, 2010

This proxy statement (the “Proxy Statement”) is being furnished to the holders of common stock, par value $0.01 per share (the “Common Stock”), of Innospec Inc., a Delaware corporation (the “Corporation”) in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Corporation (the “Board of Directors” or the “Board” or “Directors”) for use at the annual meeting of stockholders to be held on Wednesday, May 12, 2010 at 10:00 a.m. local time, and at any adjournments or postponements thereof (the “Annual Meeting”). The purpose of the Annual Meeting is:

1.	To elect two directors to the Board. The Board intends to present for election the following nominees: Mr. Robert I. Paller and Mr. Patrick S. Williams;

2.	To re-elect two directors to the Board. The Board intends to present for re-election the following nominees: Dr. Robert E. Bew and Mr. Martin M. Hale;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2010;

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date and Quorum

This year, the Corporation is furnishing proxy materials to stockholders via the internet. If you received a Notice Regarding the Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. If you received the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials included in the Notice. We plan to mail the Notice to stockholders on March 26, 2010.

You may also request a printed copy of the proxy solicitation materials by following the instructions, included in the Notice, for requesting these materials, or by any of the following methods: via the internet at www.envisionreports.com/iosp; by telephone at 1-866-641-4276; or by sending an e-mail to investorvote@computershare.com with “Proxy Materials Innospec Inc.” in the subject line.

We first made available the proxy solicitation materials on the internet at www.envisionreports.com/iosp on or around March 26, 2010 to all holders of record of Common Stock at the close of business on March 16, 2010 (the “Record Date”). Our 2009 Annual Report on Form 10-K was made available at the same time and by the same methods.

Each outstanding share of Common Stock entitles the holder thereof as of the record date to one vote on each matter to come before the Annual Meeting. As of the Record Date, excluding treasury stock, there were 23,743,973 shares of Common Stock outstanding. There are no other outstanding voting securities of the Corporation other than the Common Stock.

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the shares of Common Stock outstanding and entitled to vote will constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are treated as present and entitled to vote, and therefore are counted in determining the existence of a quorum. At the Annual Meeting, election inspectors will determine whether or not a quorum is present.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner with respect to such item.

Proxies

If you prefer to receive written copies of our proxy materials and vote your proxy by post, then ensure the proxy card (the “Proxy Card”) is properly signed, dated and returned to the Corporation. The individuals identified as proxies thereon will vote the stock represented by the Proxy Card in accordance with the directions noted thereon. Alternatively, you can cast your vote via the internet or by telephone as set out in the Notice. If you are the holder of record and do not indicate how your stock should be voted on a matter, the stock represented by your properly completed Proxy Card will be voted as the Board of Directors recommends. The Corporation’s management does not know of any matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. If other matters are presented, all proxies will be voted in accordance with the recommendations of the Corporation’s Board of Directors unless the stockholder otherwise specifies in the Proxy Card.

Returning your completed Proxy Card or voting via the internet or by telephone will not prevent you from voting in person at the Annual Meeting if you are present and wish to vote. In addition, you may revoke your proxy at any time before it is voted by sending written notice of revocation or by submission of a properly executed proxy bearing a later date to the Secretary of the Corporation or by resubmitting your vote via the internet or by telephone prior to the Annual Meeting at the Corporation’s principal executive offices at the address above.

Required Votes

Proposal One (Election of Directors): The election of directors is decided by the affirmative vote of a plurality of the votes duly cast by holders of all shares entitled to vote in the election. Abstentions and broker “non-votes” are not counted as votes cast for the purpose of electing directors. Accordingly, abstentions and broker “non-votes” will not be taken into account and, therefore, will not affect the outcome of the election of directors.

Proposal Two (Re-Election of Directors): The election of directors is decided by the affirmative vote of a plurality of the votes duly cast by holders of all shares entitled to vote in the election. Abstentions and broker “non-votes” are not counted as votes cast for the purpose of electing directors. Accordingly, abstentions and broker “non-votes” will not be taken into account and, therefore, will not affect the outcome of the election of directors.

Proposal Three (Ratification of Appointment of the Corporation’s Independent Registered Public Accounting Firm): The affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2010. A broker or nominee has discretion to vote on this matter. Abstentions will be treated as present and entitled to vote and, therefore, will have the effect of votes against this proposal. Broker non-votes will not be treated as present and entitled to vote and, therefore, will have no effect on the outcome on this proposal.

PROPOSAL ONE

(Item 1 on the Proxy Card)

Election of Directors

The Bylaws of the Corporation provide that the number of Directors shall be not less than three nor more than twelve members, the exact number of which shall be determined from time to time by resolution adopted by the Board of Directors, and that the Board shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. By resolution of the Board of Directors dated May 5, 2008, the Board of Directors reduced the number of members on the Board of Directors from nine to seven with effect immediately following the 2008 Annual General Meeting; three in Class I, two in Class II and two in Class III and the appointments of the Directors in such Classes expire at the Annual Meetings of the Corporation in 2011, 2012 and 2013, respectively.

Mr. Robert I. Paller was appointed to the Board in accordance with Article III of the Bylaws to fill the vacancy on the Board created as a result of the resignation of Mr. Peter Fearn on May 15, 2009. Mr. Paller has been nominated for election as a Class II Director to the Board of Directors to serve until the Corporation’s 2012 Annual Meeting. See “Management—Nominees for Director” for information with respect to Mr. Paller. The Corporation believes that Mr. Paller is willing to be elected and to serve. In the event Mr. Paller is unable to serve or is otherwise unavailable for election the incumbent Board may or may not select a substitute nominee. If a substituted nominee is selected, all proxies will be voted for the person selected.

Mr. Patrick S. Williams was appointed to the Board in accordance with Article III of the Bylaws to fill the vacancy on the Board created as a result of the resignation of Mr. Paul W. Jennings on March 20, 2009. Mr. P. Williams has been nominated for election as a Class III Director to the Board of Directors to serve until the Corporation’s 2013 Annual Meeting. See “Management—Nominees for Director” for information with respect to Mr. P. Williams. The Corporation believes that Mr. P. Williams is willing to be elected and to serve. In the event Mr. P. Williams is unable to serve or is otherwise unavailable for election the incumbent Board may or may not select a substitute nominee. If a substituted nominee is selected, all proxies will be voted for the person selected.

The election of Directors at the Annual Meeting requires a plurality of the votes actually cast by the stockholders present (in person or by proxy) at the meeting and entitled to vote. There is no cumulative voting as to any matter, including the election of Directors.

The Board of Directors recommends a vote “FOR” the election of the nominee Directors.

PROPOSAL TWO

(Item 2 on the Proxy Card)

Re-election of Current Directors

The Bylaws of the Corporation provide that the number of Directors shall be not less than three nor more than twelve members, the exact number of which shall be determined from time to time by resolution adopted by the Board of Directors, and that the Board shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. By resolution of the Board of Directors dated May 5, 2008, the Board of Directors reduced the number of members on the Board of Directors from nine to seven with effect immediately following the 2008 Annual General Meeting; three in Class I, two in Class II and two in Class III and the appointments of the Directors in such Classes expire at the Annual Meetings of the Corporation in 2011, 2012 and 2013, respectively.

Two Directors in Class III, Dr. Robert E. Bew and Mr. Martin M. Hale, whose terms expire at the upcoming Annual Meeting, have been nominated for re-election to serve until the Corporation’s 2013 Annual Meeting. See “Management—Nominees for Director” for information with respect to Dr. Bew and Mr. Hale. The Corporation believes that Dr. Bew and Mr. Hale are willing to be elected and to serve. In the event that the nominees are unable to serve or are otherwise unavailable for election the incumbent Board may or may not select a substitute nominee. If a substituted nominee is selected, all proxies will be voted for the person selected.

The election of Directors at the Annual Meeting requires a plurality of the votes actually cast by the stockholders present (in person or by proxy) at the meeting and entitled to vote. There is no cumulative voting as to any matter, including the election of Directors.

The Board of Directors recommends a vote “FOR” the re-election of the nominee current Directors.

PROPOSAL THREE

(Item 3 on the Proxy Card)

Ratification of Appointment of the Corporation’s Independent Registered Public Accounting Firm

The Audit Committee has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as independent registered public accounting firm of the Corporation with respect to the 2010 fiscal year to examine the financial statements of the Corporation for the fiscal year ending December 31, 2010 and to perform other appropriate accounting services. PricewaterhouseCoopers LLP served as the Corporation’s independent registered public accounting firm for fiscal year 2009.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to questions and to make a statement if such representative desires to do so. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting, the Audit Committee will consider other independent registered public accounting firms.

The Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

MANAGEMENT

The following sets forth certain information as of March 16, 2010 with respect to the Corporation’s nominees for Directors, the Corporation’s continuing Directors and certain officers of the Corporation and its subsidiaries (including all executive officers of the Corporation) (“Officers” or “Executive Officers”). Officers of the Corporation serve at the discretion of the Board of Directors.

Nominees for Director

Class II Director who will serve until the 2012 Annual Meeting and is seeking election

Mr. Robert I. Paller—Director since November 1, 2009	Age: 75

Mr. Paller has served on the board of numerous private companies and non-profit corporations for over 40 years. He is currently a member of the Council of National Trustees for the National Jewish Medical and Research Center in Denver, Colorado. An attorney by profession, Mr. Paller has been a partner with Smith, Gambrell & Russell LLP since 1965 specializing in corporate law, particularly Mergers and Acquisitions. Mr. Paller is a member of the Board’s Nominating and Governance Committee.

Key Attributes, Experience and Skills:

Mr. Paller has a wealth of directorship experience, having served on various boards for over 40 years. He also has many years of legal experience which will assist the board in their deliberations on many topics and is a valuable resource to the Corporation which operates in a highly regulated industry.

Class III Director who will serve until the 2013 Annual Meeting and is seeking election

Mr. Patrick S. Williams—Director since May 11, 2009	Age: 45

Mr. P. Williams serves as Director and President and Chief Executive Officer of the Corporation since his appointment to this position on April 2, 2009. Prior to holding this position, Mr. P. Williams was Executive Vice President and President, Fuel Specialties of the Corporation from 2005 to 2009. He held a number of senior management and sales leadership positions in Innospec Fuel Specialties LLC, latterly acting as the Chief Executive Officer of this business from 2004 to 2009. Before joining the predecessor company of Innospec Fuel Specialties LLC, Starreon Corporation, in 1993, Mr. P. Williams established a number of businesses and currently holds equity positions in a small exploration and oil production company and a real estate business.

Key Attributes, Experience and Skills:

As the only management representative on the Board, Mr. P. Williams provides an insider’s perspective in board discussions about the business and strategic direction of the Corporation. Mr. P. Williams has particular experience in the Fuel Specialties business and brings a depth of knowledge to the Corporation.

Class III Directors who will serve until the 2013 Annual Meeting and are seeking re-election

Dr. Robert E. Bew—Director and Chairman since May 7, 1998	Age: 73

Dr. Bew serves as Non-Employee Chairman of the Corporation. From 1997 until January 1, 2001 he was Chairman of the European Process Industries Competitiveness Centre, an organization specializing in increasing competitiveness in process industries, and from 1997 until 2002 he was Chairman of the Teesside Chemical Initiatives (TCI). He spent over thirty five years with ICI, most recently as Chief Executive Officer of ICI’s International Chemical & Polymer division based in Teesside, United Kingdom from 1994 to 1997. Previously (from 1985 to 1992) he served as head of ICI Corporate Planning and between 1995 and 1997 he was also Chairman of Phillips Imperial Petroleum Limited, a refinery joint venture between ICI and Phillips Petroleum. Dr. Bew has been a member of the Audit Committee since July 28, 2008 and the Nominating and Governance Committee since November 1, 2005.

Key Attributes, Experience and Skills:

With his extensive experience in the chemicals industry, including over 35 years with ICI, Dr. Bew provides a depth of knowledge to the Board. He has held many senior-level positions during his career and he therefore brings leadership and management skills to the Corporation.

Mr. Martin M. Hale—Director since February 27, 1998	Age: 69

Mr. Hale is a Director of Chemtura Corporation (formerly Great Lakes Chemical Corporation (“Great Lakes”) which merged with Crompton Corporation to form Chemtura Corporation on July 1, 2005), having been a Director of Great Lakes since 1978 and from 1995 until May 2000 served as Chairman. Prior to 1983, Mr. Hale was President and Chief Executive Officer of Marsh & McClennan Asset Management Company. From 1983 to 2001 Mr. Hale was Executive Vice President and Partner of Hellman Jordan Management Co, a registered investment adviser. He also serves as an Honorary Trustee of the Museum of Fine Arts, Boston. Mr. Hale is the Chairman of the Audit Committee.

Key Attributes, Experience and Skills:

Mr. Hale has a depth of experience in the chemicals industry and has held many leadership positions during his career as well as holding positions on other company boards. Mr. Hale also has extensive experience in investment, asset management and financial analysis which provides the Board with a useful perspective on management and operations of the Corporation.

Continuing Directors

Class I Directors who will serve until the 2011 Annual Meeting

Mr. Hugh G. C. Aldous—Director since January 11, 2005	Age: 65

Mr. Aldous currently serves as Chairman of Melorio plc, a London quoted holding company in the training industry, having been appointed as a Director of the organization in October 2007. He is Chairman of Capita Sinclair Henderson Limited, a company servicing the fund management industry and a subsidiary of the London listed Capita Group plc and has held this position since December 2007, and Chairman of SPL Guernsey ICC Limited, the umbrella company for a number of cells listed on the Channel Islands stock exchange, which he also chairs. Mr. Aldous is also a Non-Executive director of three other London listed public investment companies; Henderson TR Pacific Investment Trust plc, a co-investor in the Far East (appointed December 2003); the Eastern European Trust plc, a co-investor in Russia and Eastern Europe (appointed 1995); and Elderstreet Venture Capital Trust plc (appointed 2007). He has also been a Director of Polar Capital Holdings plc, a London quoted asset management company, since 2005. Mr. Aldous was a member of the United Kingdom Competition Commission from 1998 to 2001 and was appointed a United Kingdom Government Inspector of Companies several times between 1987 and 2003. He has authored several reports on corporate governance issues, has served as the audit committee chairperson for several companies and currently chairs the audit committee of two public companies and serves as a member of the audit committee of another. He was formerly a partner at Grant Thornton LLP, Chartered Accountants, and previously Robson Rhodes LLP, Chartered Accountants where he served as Chief Executive Officer from 1987 to 1997. Robson Rhodes merged with Grant Thornton on July 1, 2007. Mr. Aldous continues as a consultant to Grant Thornton UK LLP. Mr. Aldous is Chairman of the Nominating and Governance Committee and a member of the Audit Committee.

Key Attributes, Experience and Skills:

Mr. Aldous has a wealth of experience in the financial services industry, which provides the Board with an executive and leadership perspective on the management, operations and financial reporting and accounting oversight of a public listed company. He also has a great deal of experience of listed companies, particularly in the United Kingdom.

Mr. Joachim Roeser—Director since January 1, 2008	Age: 56

Mr. Roeser has, since November 1, 2006, been Chief Executive Officer of the Amber Chemical Group, a global specialty silicone producer owned by Caledonia Investments and he became Non-Executive Chairman of Fluidata, a business internet service provider company on January 1, 2007. He is a German national and has lived and worked in Belgium, France and Germany as well as in the United Kingdom. Previously, he was President and Chief Executive Officer of Luzenac, a Rio Tinto subsidiary and the world’s leading talc mining producer, for five years from May 2001 to April 2006. Prior to that, Mr. Roeser was European President of Ferro Corporation from April 1998 to December 2000. He started his career thirty years ago in the emulsifier and starch industry before joining Arco Chemical in 1983, where he held a number of senior management positions, and ultimately served as Global Business Director, Styrene for two years. Mr. Roeser earned his Bachelor of Science degree in Chemical Engineering from the University of Wuppertal. Mr. Roeser is Chairman of the Compensation Committee.

Key Attributes, Experience and Skills:

Mr. Roeser has held senior positions within the chemicals industry for 30 years and brings a wealth of knowledge and experience in this area as well as a global perspective due to his experience working across Europe as well as the U.S.

Mr. Paul W. Jennings, Director since June 23, 2005 resigned as a Director and as President and Chief Executive Officer on March 20, 2009. Mr. Peter Fearn, Director since January 1, 2008 resigned May 15, 2009 and Mr. James M. C. Puckridge, Director since May 7, 1998 will retire immediately after the Annual Meeting.

Officers (other than those who are Directors and listed above)

Dr. Philip J. Boon (Appointed June 1, 2009)	Age: 50

Dr. Boon serves as Executive Vice President, Business Operations to the Corporation, having joined it in 1997. Prior to his appointment as Executive Vice President, Business Operations in June 2009, Dr. Boon was the Regional Director Europe, Middle East and Africa (EMEA) initially for Fuel Specialties and latterly also for Active Chemicals and Octane Additives. Dr. Boon has over 25 years international experience in the specialty chemicals industry and previously held positions with Ciba-Geigy and FMC in the USA and Europe. He has a PhD in Chemistry from Leicester University.

Mr. Ian P. Cleminson (Appointed July 3, 2006)	Age: 44

Mr. Cleminson serves as Executive Vice President and Chief Financial Officer to the Corporation, having joined it in February 2002. Prior to his appointment as Chief Financial Officer, Mr. Cleminson was Financial Controller for the Fuel Specialties and Active Chemicals business units within Innospec. He joined the Corporation from BASF plc where between 1999 and 2002 he served as Financial Controller of their Superabsorbants division. Previously, he worked as a senior manager with KPMG, the global accountancy firm, having worked as an accountant in private practice since 1989.

Mr. Andrew Hartley (Appointed November 1, 2004)	Age: 53

Mr. Hartley serves as Vice President and General Counsel EMEA and AsPac to the Corporation, having been appointed as Corporate Secretary on November 1, 2004. Prior to this, Mr. Hartley was Company Secretary and General Counsel of BASF plc, the United Kingdom subsidiary of the global chemical company, BASF AG. He has held in-house legal positions since 1990, prior to which he worked in private practice.

Dr. Catherine Hessner (Appointed August 12, 2003)	Age: 51

Dr. Hessner serves as Senior Vice President, Human Resources of the Corporation, having joined it in March 2003. Prior to joining the Corporation, she served as European Human Resources Director for Nova Chemicals, a U.S. commodity chemicals company. From 1995 to 1999, Dr. Hessner served as European HR Director, based in the United Kingdom, for Anheuser-Busch, the U.S. brewing Corporation and, prior to that, spent nine years with various divisions of Mars Incorporated in a variety of human resources and general business roles.

Dr. Ian M. McRobbie (Appointed May 7, 2002)	Age: 61

Dr. McRobbie serves as Senior Vice President, Research and Technology, having joined the Corporation in January 2002. Between 1989 and 2002 he was Technical Director of A H Marks and Company Limited, a privately owned United Kingdom chemical company operating in agrochemical and specialty chemical markets. Prior to this, he worked in senior research and manufacturing roles for Seal Sands Chemical Co. Limited (a wholly owned subsidiary of the Hexcel Corporation based in California) and BTP plc (now part of Clariant).

Mr. Brian R. Watt (Appointed January 1, 2010)	Age: 51

Mr. Watt was appointed as Vice President Strategic Planning and Regulatory Affairs on January 1, 2010. Mr. Watt has significant experience in the chemicals industry. He has held commercial positions in Shell, ICI, Avecia and Astra Zeneca. Mr. Watt joined the Corporation as M&A Manager in 2001 and latterly he held positions in both the Active Chemicals and Fuel Specialties business units before taking up his recent appointment.

Mr. David E. Williams (Appointed September 17, 2009)	Age: 57

Mr. D. Williams was appointed as Vice President, General Counsel and Chief Compliance Officer in September 2009. Before joining the Corporation, Mr. D. Williams worked as an attorney with MarkWest Energy Partners, L.P., in Denver where he was responsible for various legal matters. He also served as the firm’s FERC Compliance Officer. He has over 25 years experience as an attorney, covering a broad range of legal matters. Mr. D. Williams has a law degree from the University of Louisville and an undergraduate degree in Management from Park University.

Mr. Richard Shone, Officer since May 7, 2002 retired from his position as Vice President, Safety, Health and Environment with effect from December 31, 2009. His position has been filled by Mr. Brian R. Watt who was appointed Vice President, Strategic Planning & Regulatory Affairs on January 1, 2010.

Family Relationships

There are no family relationships between any of the persons referred to in the sections “Nominees for Director”, “Continuing Directors” or “Officers” above.

LEGAL PROCEEDINGS

The Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on February 19, 2010, sets forth details of legal proceedings in which the Corporation is involved. Information relating to such legal proceedings is incorporated herein by reference.

No Director or Officer and, to our knowledge, no affiliate of the Corporation or any associate of any Director or Officer is involved, or has a material interest in, any proceedings which would have a material adverse effect on the Corporation.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner consistent with all applicable legal and regulatory requirements as well as the highest standards of business ethics and integrity. The Corporation has adopted a set of Corporate Governance

Guidelines available on the Corporation’s website, including specifications for Director qualification and responsibility, which the Board and senior management believe promote this purpose and represent best practices. The Board of Directors believes that corporate governance is an evolving process and periodically reviews and updates the Corporate Governance Guidelines.

The guidelines can be accessed electronically in the Investor Relations section of our website, www.innospecinc.com, by writing to Investor Relations at Innospec Inc., Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, England, or by e-mailing investor@innospecinc.com.

Information about the Board of Directors

Corporation’s Leadership Structure

At this time, the Board believes that the positions of Chairman of the Board and Chief Executive Officer should remain separate to enable the Board to effectively provide guidance to, and oversight and accountability of, management. In carrying out his responsibilities, the Chairman preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy. To fulfill his role, the Chairman, among other things: creates and maintains an effective working relationship between the Board and the Corporation’s management; provides the CEO with ongoing direction as to current Board needs, interests and opinions; and ensures that the Board agenda is appropriately directed to the matters of greatest importance to the Corporation.

The duties of non-executive Chairman of the Board include:

•	presiding over all meetings of the Board;

•	preparing the agenda for Board meetings with the Corporate Secretary and in consultation with the CEO and other members of the Board;

•	calling and presiding over meetings of the independent Directors;

•	coordinating periodic review of management’s strategic plan for the Corporation;

•	after consulting with other Board members and the CEO, making recommendations to the Nominating and Governance Committee as to the membership of various Board Committees and Committee Chairs;

•	managing the Board’s process for Director self-assessment and evaluation of the Board;

•	presiding over all meetings of stockholders;

•	encouraging active participation by each member of the Board; and

•	performing such other duties and services as the Board may require.

The Board’s Role in Risk Management

Risk management is an integral part of Board and Committee deliberations throughout the year. As a part of its oversight function, the Board monitors how management operates the Corporation. When making any decisions and approving strategies the Board considers, among other things, the risks and vulnerabilities the Corporation faces, including operational and regulatory risks facing the Corporation, their relative magnitude and management’s plan for mitigating these risks. The Audit Committee considers risk issues associated with the Corporation’s overall financial reporting, disclosure process and legal compliance. In addition to its regularly scheduled meetings, the Audit Committee meets with the Chief Financial Officer, the Head of Business Assurance and the independent registered public accounting firm in executive sessions at least quarterly. The Nominating and Governance Committee discuss legal compliance risks and issues at its regularly scheduled meetings and meets with the General Counsel and Chief Compliance Officer or the Vice President and General Counsel EMEA and AsPac during such meetings. The Audit Committee and the Board annually review an assessment of the primary operational and regulatory risks facing the Corporation, their relative magnitude and management’s plan for mitigating these risks. In addition, the Board discusses risks related to the Corporation’s business strategy at periodic strategic planning meetings and at other meetings as appropriate.

Attendance

The Board of Directors met seven times and the Committees of the Board (excluding the Special Committee) met a total of eighteen times, during the Corporation’s fiscal year ended December 31, 2009. Directors are expected to attend all Board Meetings and meetings of Committees on which they serve. All of the Directors attended the 2009 Annual Meeting. Each of the Directors attended all of the meetings of the Board and meetings of Committees of the Board on which he served in person or by teleconference. In addition to the regular meetings of the Board of Directors and Committees of the Board, a new Committee, known as the Special Committee, was formed on February 19, 2008 to oversee and to manage the investigations regarding the Corporation’s involvement in the United Nations Oil for Food Program and U.S. Foreign Corrupt Practices Act matters, details of which are set out in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009. The Special Committee of the Board met a total of 37 times in the year ended December 31, 2009.

Independent Board of Directors

The Board of Directors, after considering broadly all relevant facts and circumstances of which it is aware, including those matters set forth under “Certain Other Transactions and Relationships” and under “Management—Family Relationships”, has determined that a majority of its members are independent within the meaning of the NASDAQ Stock Market listing rules applicable on the date hereof.

The Corporation adopted the following standards for Director independence in compliance with the requirement of Board determinations pursuant to NASDAQ’s corporate governance listing standards.

1.    No Director qualifies as “independent” unless the Board affirmatively determines that the Director has no material relationship with the Corporation or its wholly-owned subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Corporation). These determinations must be disclosed.

2.    The Board has established the following criteria for determining Director independence:

a.    A Director who is an employee, or whose immediate family member is an Executive Officer of the Corporation, is not “independent” until three years after the end of such employment relationship;

b.    A Director who receives, or whose immediate family member receives, more than $60,000 per year in direct compensation from the Corporation, other than Director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $60,000 per year in such compensation;

c.    A Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external registered public accounting firm of the Corporation is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

d.     A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Corporation’s present Executive Officers serve on that company’s compensation Committee is not “independent” until three years after the end of such service or the employment relationship; and

e.     A Director who is an Executive Officer or an employee, or whose immediate family member is an Executive Officer, of a company that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $200,000, or 5% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

The Board determined that each member of the Board, except for Mr. P. Williams, meets the aforementioned independence standards. Mr. P. Williams does not meet the aforementioned independence standards, because, as President and Chief Executive Officer of the Corporation, he is also an employee of the Corporation.

The Corporation is listed on the NASDAQ Stock Market (“NASDAQ”). Rule 5605 of NASDAQ’s Marketplace Rules sets forth the applicable criteria for determining Director independence. By virtue of Rule 5605 (a)(2), all Directors of the Corporation, except for Mr. P. Williams, may be defined as independent.

Executive Sessions of Independent Directors

Executive sessions of independent Directors are led by the Chairman. An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Chairman at his own discretion or at the request of the Board. Dr. Robert E. Bew has been designated as the Chairman. There were four executive sessions during the fiscal year 2009.

Contacting the Board of Directors

Any stockholder and other interested persons who may desire to contact the Chairman or any of the Directors of the Corporation may do so via the following e-mail address: contact.board@innospecinc.com, or by writing to them at Innospec Inc., Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, England. Communications received electronically or in writing will be forwarded to the addressee of the communication.

Committees of the Board of Directors

The Corporation has Audit, Compensation and Nominating and Governance Committees, the members of which are as shown below.

Audit Committee

The Audit Committee operates pursuant to a written Audit Committee Charter, and is responsible for monitoring and overseeing the Corporation’s internal controls and financial reporting process, the independent audit of the Corporation’s consolidated financial statements by the Corporation’s independent registered public accounting firm, PricewaterhouseCoopers LLP, and the other responsibilities set forth in its Charter. A current copy of the Audit Committee Charter is available on our website under the heading Corporate Governance at: www.innospecinc.com/investor-relations.html. On February 20, 2002, Mr. Hale was appointed Chairman of the Committee. On March 31, 2004, Dr. Bew was appointed to the Committee. Mr. Aldous was appointed to the Committee on February 15, 2005. Dr. Bew resigned from the Committee with effect from December 31, 2005 and was re-appointed on July 28, 2008. Each of the members of the Committee meets the criteria for Director independence for service on the Audit Committee as set forth in Rule 5605-3 and 5605-4 of NASDAQ’s Marketplace Rules. The Audit Committee met eight times during the fiscal year 2009.

All Audit Committee members possess the required level of financial literacy and at least one member of the Committee meets the current standard of requisite financial management expertise as required by NASDAQ on the date hereof. The Board of Directors has determined that Messrs. Hale and Aldous qualify as Audit

Committee Financial Experts, as such term is defined in Item 401(h) of Regulation S-K, and are independent for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board made this determination based on Mr. Hale’s forty years of experience as a securities analyst and portfolio manager with emphasis on balance sheet study and his direct experience serving on the Audit Committee of the Great Lakes Chemical Corporation (now Chemtura Corporation) for the last twenty years (including five years as its chairman), and Mr. Aldous’ qualification as a chartered accountant and his previous role as a partner and Chief Executive Officer of Robson Rhodes LLP, Chartered Accountants and partner of Grant Thornton LLP, Chartered Accountants.

PricewaterhouseCoopers LLP, the Corporation’s independent registered public accounting firm, reports directly to the Audit Committee.

The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Corporation’s independent registered public accounting firm prior to the filing of Officers’ certifications with the Securities and Exchange Commission (the “SEC”) to receive information concerning, among other things, significant deficiencies or material weaknesses in the design or operation of internal controls.

Any stockholder or employee may submit at any time a good faith complaint regarding any questionable accounting, internal accounting controls, or auditing matters concerning the Corporation without fear of dismissal or retaliation of any kind. Employees are encouraged to report their concerns and complaints to the Corporate Secretary or to the Audit Committee. Confidential, anonymous reports may be made by writing to: Corporate Secretary, Innospec Inc., Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, England. The Audit Committee has adopted a Complaint Monitoring Procedure Policy to enable confidential and anonymous reporting to the Audit Committee. All complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters will be retained in accordance with the Corporation’s document retention policy.

The Corporation’s Business Assurance group reports directly to the Audit Committee.

The Corporation limits the number of Audit Committees of SEC reporting companies on which its Audit Committee members may serve to three or less.

The Audit Committee Report appears later in this Proxy Statement.

Compensation Committee

The Compensation Committee operates under a written Compensation Committee Charter that governs its duties and standards of performance. A current copy of the Compensation Committee Charter is available on our website under the heading Corporate Governance at: www.innospecinc.com/investor-relations.html.

The Compensation Committee reviews management compensation programs, recommends compensation terms and agreements for senior Executive Officers to the Board for Board approval, reviews changes in compensation for senior Executive Officers and Non-Employee Directors and administers the Corporation’s stock option plans. Mr. Puckridge was appointed to the Compensation Committee on February 20, 2002 and was appointed Chairman on March 31, 2004. Mr. Fearn and Mr. Roeser were appointed to the Compensation Committee on July 28, 2008. Mr. Fearn resigned from the Committee on May 15, 2009. Mr. Roeser was appointed Chairman on October 1, 2009. Each of the members of the Compensation Committee meets the criteria for Director independence as set forth in Rule 5605(a) (2) of NASDAQ’s Marketplace Rules. The Compensation Committee met six times during the fiscal year 2009.

Compensation Committee Interlocks and Insider Participation

Mr. Fearn, Mr. Roeser and Mr. Puckridge served as members of the Compensation Committee during 2009. As described under “Independent Board of Directors” above, each of the Compensation Committee members are independent under the rules of the NASDAQ Stock Market and under the Corporation’s independence criteria.

During 2009 no Compensation Committee members were Officers or employees of the Corporation, were former Officers of the Corporation or were engaged in transactions with a related person that would be required to be disclosed by the rules promulgated by the SEC.

In addition, during 2009 none of the Corporation’s Executive Officers served as Directors or Board Committee members of other entities where any Executive Officers served as a Director of the Corporation or as a member of any of the Corporation’s Board Committees.

The Compensation Committee Report appears later in this Proxy Statement.

Nominating and Governance Committee

On November 19, 2002, the Corporation formed a Nominating and Governance Committee and appointed Mr. Haubold as its Chairman and Mr. Puckridge as a member. Mr. Haubold retired from the Corporation immediately after the Corporation’s 2008 Annual Meeting. Dr. Bew was appointed to the Nominating and Governance Committee on November 1, 2005. Mr. Aldous was appointed as its Chairman on July 28, 2008. The purpose of the Nominating and Governance Committee is to identify individuals qualified to become Board members consistent with criteria approved by the Board, recommend to the Board the persons to be nominated by the Board for election as Directors at the Annual Meeting of Stockholders, develop and recommend to the Board a set of corporate governance principles and oversee the evaluation of the Board and management. The Nominating and Governance Committee met four times during the fiscal year 2009.

Each of the members of the Nominating and Governance Committee meets the criteria for Director independence as set forth in Rule 5605(a)(2) of NASDAQ’s Marketplace Rules. The Nominating and Governance Committee operates under a written Nominating and Governance Charter that governs its duties and standards of performance. A current copy of the Nominating and Governance Committee Charter is available on our website under the heading Corporate Governance at: www.innospecinc.com/investor-relations.html.

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for Director. The Nominating and Governance Committee regularly assesses the appropriate size of the Board and whether vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers potential candidates for Director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. The Board has not built diversity into the nominating process as a specific category required for potential Director candidates. The recruitment specification for new Directors concentrates on candidates who are seasoned Executive Officers, with significant relevant experience, both at board level and within industry.

These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any time during the year. The nominees for election at this year’s Annual Meeting of Stockholders were recommended for nomination by Non-Employee Directors of the Corporation.

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for election to the Board as described in the Corporate Governance Guidelines which may be found at Appendix A of the Corporation’s 2004 Proxy Statement, and can also be found on the Corporation’s website under the heading Corporate Governance at: www.innospecinc.com/investor-relations.html. In order for any candidate to be considered by the Nominating and Governance Committee, and if nominated, included in the

Proxy Statement, such recommendation should be received no later than the deadline for submission of stockholder proposals. See “Stockholders’ Proposals for the 2011 Annual Meeting”. Recommendations should be sent to the Corporate Secretary and should specify the nominee’s name, qualification for Board membership and any other information required by the Corporation’s Bylaws. All properly submitted stockholder proposals for Director nominees received by the Corporate Secretary will be submitted to the Nominating and Governance Committee for review and consideration. The Nominating and Governance Committee will consider stockholder recommendations for Director candidates, but the Nominating and Governance Committee has no obligation to recommend such candidates.

Code of Ethics

Management has adopted a Code of Ethics, violations of which may be reported to the Chairman of the Nominating and Governance Committee or the Corporate Secretary. This Code of Ethics is intended to promote, among other things, honest and ethical conduct, full and accurate reporting and compliance with applicable laws and regulations. A current copy of the Code of Ethics is available on our website under the heading Corporate Governance at: www.innospecinc.com/investor-relations.html.

Copies of Code of Ethics, Corporate Governance Guidelines and Committee Charters

Any stockholder who requires a copy of the Code of Ethics, Corporate Governance Guidelines or any of the Board Committee Charters may obtain one by writing to Investor Relations at Innospec Inc., Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, England, or by e-mail to: investor@innospecinc.com. These documents can also be accessed via the Corporation’s website, www.innospecinc.com. The Charters of the individual Committees may be accessed at the Corporation’s website at www.innospecinc.com under the “Investor Relations”, then “Corporate Governance” headings.

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program is designed to help us recruit and retain the executive talent required to successfully manage our business units. Accordingly, the overall compensation program is designed to motivate our employees to achieve business objectives and maximize their long-term commitment to our success by providing compensation elements that align Executive Officers’ interests with stockholder value and achievement of our long-term strategies and are within the framework of our overall principles of good corporate governance.

Compensation Philosophy

The compensation philosophy of the Corporation is to link executive compensation to continuous improvement in corporate performance and increases in stockholder value. The goals of the Corporation’s executive compensation programs are to:

•

Establish pay levels that are necessary to attract and retain highly qualified Executive Officers in light of the overall competitiveness of the market for high quality executive talent and the Corporation’s unique business profile.

•	Recognize superior individual performance, new responsibilities and new positions within the Corporation.

•

Balance short-term and long-term compensation to complement the Corporation’s annual and long-term business objectives and strategy and to encourage executive performance in the fulfillment of those objectives.

•	Provide variable compensation opportunities based on the Corporation’s performance.

•	Encourage stock ownership by Executive Officers.

•	Align Executive Officer remuneration with the interests of stockholders.

•	Focus on reward for achievement of exceptional performance.

The Corporation regularly carries out a review of the market to ensure that each component of our executive compensation program is competitive at the market median, and aims to provide a balance between fixed elements of pay and performance related elements. No element of compensation is driven by tax, accounting or regulatory considerations. Further information on each of the components of compensation is given below.

Role of the Compensation Committee and its advisors in determining compensation

The Corporation’s Compensation Committee is responsible for assisting the Board in fulfilling its responsibilities for establishing and maintaining executive compensation and incentive programs in accordance with the philosophy outlined above. The Compensation Committee provides oversight to ensure that compensation and incentive programs are competitive, closely related to the achievement of corporate objectives and aligned with long-term interests of stockholders. Independent advice was provided to the Compensation Committee by Hay Group up until November 2009, and from this date by Mr. Dion Read, operating as an independent practitioner. Mr. Read was previously the head of the United Kingdom Executive Remuneration Practice at Hay Group. All advisers were appointed by the Compensation Committee. As part of the role as advisors to the Compensation Committee, the advisors undertake external benchmarking of the senior Executive salaries and overall compensation packages and provide ad hoc advice and support to the Chairman of the Compensation Committee as required. In addition, they provide advice on the Chief Executive Officer’s (“CEO’s”) overall package and attend at least one Compensation Committee meeting a year. In 2009 the advisor provided direct input to one meeting of the Compensation Committee and had a number of telephone or e-mail discussions with the Chairman of the Compensation Committee. Any additional work undertaken by the advisor for the Corporation must have the approval of the Compensation Committee. Hay Group continues to provide survey data to the Compensation Committee. The CEO makes recommendations to the Compensation Committee on the performance of the senior Executive Officers, excluding himself. The Senior Vice President, Human Resources provides information to the Compensation Committee as requested. No further role is played by Executive Officers. The Compensation Committee reviews and, if appropriate, approves the recommendations of the CEO on the base salary for the named Executive Officers. In addition, the Compensation Committee recommends a base salary for the CEO to the Board, taking into account the market information provided by Hay Group and analyzed by Mr. Read, the performance of the CEO in the previous year and the overall business performance and results.

Elements of Compensation

The material elements of compensation for the Corporation’s named Executive Officers are discussed and explained in separate sections below.

A. Base Salary

The level of base salary takes into account a number of factors. Each year the external market is assessed by Mr. Read, as independent advisor, using the Hay Group survey data, and base salary is targeted at the median level of the relevant market. In addition, the level and scope of responsibility, experience and corporate, business unit and individual performance are all key criteria in evaluating role size and hence base salary determination.

The relevant external market and the Hay Group pay database used for Executive Officers based in the United Kingdom comprise United Kingdom-based roles within chemical and industrial and service companies. All Executive jobs are assessed and graded using the Hay methodology as described above, ensuring that when they are matched into the database by Hay Group, only jobs which are of a similar size are included. We believe that this approach is appropriate as it takes into account the specific nature of the roles as well as the size of the Corporation, the nature of its business and the markets within which it operates.

In addition, data for companies based in the United Kingdom with a revenue range of $250 million to $470 million and a market capitalization range of $270 million to $430 million is reviewed. This provides an additional check to ensure that there is consistency in the data.

For the Executive based in the U.S., U.S. Chemical Industry data is used. Again the role is assessed before matching it into the database to ensure it is compared with jobs of a similar size in the U.S.

In setting base salaries, the Compensation Committee’s philosophy is to target the median (50th percentile) of the survey group. Individual salaries within a range are determined by each officer’s experience, expertise, overall performance and contribution to the Corporation and market competitiveness. We believe that this methodology enables us to remain competitive in our markets without incurring unnecessary costs. In the case of Mr. P. Williams, in his role as Executive Vice President, Fuel Specialties, the Compensation Committee determined that it was appropriate to target the upper quartile, given Mr. P. Williams’ unique skills and experience in the Fuel Specialties market and the additional responsibility he had assumed in the previous year for the Active Chemicals business unit. In 2009, the base salary increases for the named Executive Officers, including Mr. P. Williams, were on average 3.0%, based on a competitive analysis. Mr. P. Williams’ base salary was in line with the upper quartile of the U.S. survey group. In the case of the other named Executive Officers, base salaries were all within a 10% range of the market median data, which based on the advice of their compensation advisor, the Compensation Committee believe is an appropriate salary range.

Mr. P. Williams was appointed to the position of CEO with effect from April 2, 2009 and his annual base salary was increased to $700,000 to recognize his new role and responsibilities. Given the particular circumstances and business challenges the Corporation faced, the Compensation Committee viewed Mr. P. Williams’ appointment as key to the Corporation’s continued success, and therefore felt it was appropriate to benchmark this position at the upper quartile of the relevant market.

B. Incentives

Incentive programs are operated both over the short-term and the long-term. Linking a significant proportion of compensation to performance is a key element of executive remuneration. In setting the policy levels, the Compensation Committee reviewed each element of overall compensation and targeted market median practice in terms of the different components, using the benchmark market specified above. The Compensation Committee believes that the overall compensation paid to our Executive Officers has the appropriate balance between long and short-term incentives and cash and non-cash compensation, based on knowledge of market practices and input from its advisors. The Compensation Committee have formally reviewed the allocation of compensation between the different elements of reward and confirmed that the balance was appropriate and in line with market practice. The Compensation Committee target at least 50% of total compensation for the CEO and other named Executive Officers to be delivered through both long and short-term variable compensation. In the case of the CEO and other named Executive Officers, over 50% of their overall target compensation was delivered through variable compensation in 2009.

i) Annual Incentives

Management Incentive Compensation Plan (MICP)

The Corporation’s short-term incentive plan is the MICP which is driven by annual performance. For the Executive Officers and senior management team, payments are based on achievement against pre-determined targets set by the Board for corporate performance and business unit performance (where appropriate) and personal performance against objectives. All bonus payments are subject to an overall corporate performance threshold of 90% of the agreed target: if this is not achieved then no bonus payments are made to any individual for that year regardless of personal and business unit performance.

Further, for those individuals with a business unit performance measure, if business unit performance is below a threshold level, which is set at 90% of the agreed target, then no bonus will be paid for that year, irrespective of overall corporate and personal performance.

In the case of the CEO, the Compensation Committee has set a target bonus of 65% of his base salary. In calculating the bonus due, 80% is based on the achievement of corporate targets and business performance and 20% is based on achievement of personal objectives. In the case of the named Executive Officers, the target bonus is set at 40%, with 80% based on the Corporate and business performance and 20% based on achievement of personal objectives.

	Corporate/Business Performance	Personal objectives	Target Bonus as % of salary
CEO	80% of target bonus	20% of target bonus	65%
Senior Executive Officers	80% of target bonus	20% of target bonus	40%

The Compensation Committee reviews the allocation between business and personal performance each year to ensure it is appropriate.

The performance measures are also reviewed to ensure they remain appropriate and stretching. The corporate measures are currently based on achievement of targeted levels of corporate cash and corporate operating income. These are key performance indicators for the Corporation. Personal objectives are specific to the particular business unit or function within which the Executive operates. In addition to the personal element shown above, if an individual’s performance assessment for the year is below satisfactory then no bonus is paid at all.

The levels of target bonus are kept under review and are targeted at the median level against the market. The maximum bonus achievable for out-performance is also reviewed to ensure that the incentive to deliver exceptional performance is in line with market trends. In 2009, the maximum bonus achievable for out-performance was equal to 230% of target bonus for the CEO and other named Executive Officers. This gives a maximum bonus potential of 149.5% of base salary for the CEO. In the case of the other Executive Officers, the maximum bonus potential is 92% of their base salary.

Maximum bonuses are awarded when the Corporation or, where relevant, an individual business unit exceeds its targets for the business results by 30%.

No awards are made under the bonus scheme until the annual business results have been audited by the independent registered public accounting firm and approved by both the Audit Committee of the Board and the full Board.

In 2009, for all named Executive Officers, bonus payments were based on achievement of targets set for corporate operating income and corporate cash. In the case of Dr. Boon, in addition to corporate targets, a proportion of his bonus payment was based on achievement of targets set for operating income and cash flow for the Fuel Specialties business unit.

In 2009 the Corporation achieved 154% of the target set for corporate operating income and as a result bonus levels for that part of the overall bonus based on corporate operating income were paid at 250% of the target level. The Corporation achieved over 150% of the target set for corporate cash and as a result bonus levels for that part of the overall bonus based on corporate cash were paid at 250% of the target level.

The Fuel Specialties business unit achieved 124% of the target set for operating income and 133% of the target set for cash. As a result, in the case of Dr. Boon, bonus levels for those parts of his overall bonus based on operating income and cash for the Fuel Specialties business unit were paid at 220% and 250% of the target levels, respectively.

In assessing the individual performance on personal objectives for each named Executive Officer, the Compensation Committee use the following process.

Personal objectives for each named Executive Officer are agreed with the Compensation Committee at the start of the financial year. These objectives are designed to be stretching and each objective is weighted to give a maximum potential score in total of 20. Achievement of the maximum score would represent exceptional performance against the personal objectives and increases the 20% of the overall target bonus based on personal objectives by 50%. A good performance on the personal objectives is defined as achieving an overall score at the end of the year of 15 or 16 and earns the target level for the 20% based on personal objectives. The relationship between score on personal objectives and the amount of bonus earned for personal performance is shown below.

Marks out of 20	% of the 20% of bonus based on personal objectives earned
19 – 20	150
17 – 18	125
15 – 16	100
14	70
12 – 13	50
10 – 11	25
Below 10	0

The Compensation Committee reviews this table each year to ensure it rewards performance appropriately.

At the end of the year, as part of the annual performance review process, the performance against each objective is reviewed and marked against the weighting set at the start of the year giving a total score out of 20.

In the case of the CEO, this assessment is done by the Chairman of the Compensation Committee and the resultant score and assessment for each objective is reviewed and agreed by the Compensation Committee as a whole prior to approval by the full Board.

In the case of the other named Executive Officers, the CEO reviews the objectives and proposes a mark for each objective. This, together with the rationale, is reviewed and approved by the Compensation Committee prior to review and approval by the full Board.

In determining the amount of bonus earned by the CEO for 2009, the Compensation Committee assessed Mr. P. Williams’ performance against the personal objectives set and awarded an overall score of 19 out of 20, based on amongst other things, his leadership of the enhanced compliance program across the Corporation, the identification of new opportunities for growth and development of a growth strategy, the turnaround in performance of the Active Chemicals business under his leadership, including significant progress in the new product development program, improved manufacturing efficiencies and reliability and improved margins in this business unit. In addition, Mr. P. Williams led the development and implementation of a risk management program for the Fuel Specialties business unit and exceeded the target set for safety across the Corporation, with zero lost time accidents across the whole Corporation in the year. Based on his personal performance and the exceptional results of the Corporation in a difficult economic environment, the Board approved the Compensation Committee’s recommendations for Mr. P. Williams to be awarded a bonus of $1,046,500, which equates to 149.5% of salary made up of 19.5% due to personal performance and 130% due to business performance. If the business results and personal performance had been at target levels the target bonus of 65% of base salary would have been made up of 13% due to personal performance and 52% due to business performance.

Mr. Cleminson was awarded a total score of 19 for his performance against personal objectives based on amongst other things, leading the successful refinancing of the Corporation, leading negotiations with the United Kingdom tax authorities to reach a settlement on historic tax issues and implementing a strategy for the approach to funding for the United Kingdom Defined Benefit Pension Scheme. As a result of his personal performance, Mr. Cleminson received an additional 4% of his base salary as bonus compared with the target level.

Dr. Boon was awarded a total score of 19 out of 20 for his performance against personal objectives based on amongst other things, delivering more than the stretch target of 8% better than budget performance in operating income for the Fuel Specialties business unit, delivering a significantly improved performance for the Active Chemicals business unit in his geographical region, and improving the management of the supply chain for two key manufacturing sites which delivered improved profitability and more appropriate inventory levels. As a result of his personal performance Dr. Boon received an additional 4% of his base salary as bonus compared to the target level.

Dr. McRobbie was awarded a score of 19 for his performance against personal objectives, based on his leadership of the development of a new product development process for Active Chemicals, the development and implementation of the manufacturing strategy to improve the competitiveness of all manufacturing sites in the Corporation and the continued development and commercialization of new products for the Fuel Specialties business unit. As a result of his personal performance, Dr. McRobbie received an additional 4% of his base salary as bonus compared with the target level.

Dr. Hessner was awarded a total score of 18 for her performance against personal objectives based, amongst other things, on managing the impact of the United Kingdom Defined Benefit Pension Plan on the Corporation, including the closure of this Pension Plan to future service accrual as at March 31, 2010 and the subsequent employee relations issues, her work on the development and implementation of a range of retention tools and the management of the closure of a facility in the U.S. As a result of her personal performance Dr. Hessner received an additional 2% of her base salary as bonus compared with the target level.

A provision exists which allows for potential claw-back of bonuses already paid if, at some point in the future, it is identified that the audited annual financial results need to be materially restated.

Co-Investment Plan

In recognition of the need to align stockholder and executive interests, the Corporation introduced the Co-Investment Plan in 2004. Under the terms of the plan an executive may invest a portion of the annual bonus (paid in accordance with the targets above) to purchase shares in the Corporation and receive an award of matching shares as described below. If the Executive Officer receives a bonus for exceeding his targets, then the Executive Officer must use at least one-third of that part of his bonus which is in excess of his target bonus to purchase shares, which will be matched as indicated:

Bonus payment	Compulsory amount	Voluntary amount	Match

Up to target bonus level	None	Maximum 50% of payment	1 matching share for every 2 shares purchased

Above target bonus level	One third of any bonus payment above the target level	Up to maximum of 100% of any bonus payment above the target bonus level	1 matching share for every share purchased

All elections for deferral must be made within twenty one days of the bonus notification date. Shares will be purchased at market price on the next available trading opportunity in accordance with the Corporation’s stock trading policy. Participants in the Co-Investment Plan must generally remain employed for three years and continue to hold the shares purchased under this Co-Investment Plan in order to receive the matching shares. The Compensation Committee retains the discretion to permit release of matching shares in certain circumstances. In the event that the Corporation undergoes a change of control, restrictions on the matching shares will lapse and shares will be released.

ii) Long-Term Incentives

Share option plans

To further align stockholder and Executive Officer interests and to drive long-term performance, the Corporation operates two equity based incentive plans, the Company Share Option Plan (“CSOP”) and the Performance Related Share Option Plan (“PRSOP”). The policy for granting options to the named Executive Officers under this plan is targeted at the United Kingdom market median whilst recognizing the U.S. market practice in this area, given the U.S. listing of the Corporation and the stockholder profile. The policy positions that element of overall compensation delivered through long-term incentive plans in line with market practice in the United Kingdom and U.S. and ensures the balance between fixed and variable compensation is appropriate and in line with market practice. The grant policy is as follows:

	CSOP grants as % of base salary	PRSOP grants as % of base salary
CEO	30%	90%
EVP Fuel Specialties	25%	65%
Other Senior Executive Officers	20%	55%

For example, the CEO will typically receive CSOP options, valued at market price, to the value of 30% of his base salary.

Other employees also participate in these plans but with a lower grant level.

The grant policy detailed is that which is applicable to an individual who receives a rating 3 i.e. is assessed as a Good Performer. Further information on this is given below, but in summary if the individual’s performance is assessed as a 1 rating i.e. Outstanding Performance in the year, the stated grant policy is increased by 50%. For example in the case of the CEO, this would increase the grant policy to

CSOP grants as % of base salary	PRSOP grants as % of base salary
45%	135%
(30% x 1.5)	(90% x 1.5)

In line with the focus on performance excellence, the performance rating of an individual is also taken into account in determining the grants made as follows:

Rating 1, defined as outstanding performance—150% of policy is granted

Rating 2, defined as exceeding performance expectations—125% of policy is granted

Rating 3, defined as a good performance—100% of policy is granted

If an individual receives a performance rating of below expectations for the year, they do not receive any stock option grants for that year.

In the case of the CEO, the grant policy at different levels of performance rating is therefore:

Performance Rating	CSOP Grants as % of base salary	PRSOP Grants as % of base salary
1	45%	135%
2	37.5%	112.5%
3	30%	90%
Below expectations	0%	0%

In the case of the EVP, Fuel Specialties the grant policy at different levels of performance rating is therefore:

Performance Rating	CSOP Grants as % of base salary	PRSOP Grants as % of base salary
1	37.5%	97.5%
2	31.25%	81.25%
3	25%	65%
Below expectations	0%	0%

In the case of the other senior Executive Officers the grant policy at different levels of performance rating is therefore:

Performance Rating	CSOP Grants as % of base salary	PRSOP Grants as % of base salary
1	30%	82.5%
2	25%	68.75%
3	20%	55%
Below expectations	0%	0%

The performance of the senior team is assessed by the CEO and the Compensation Committee. The CEO recommends a rating to the Compensation Committee. The Compensation Committee reviews these and assesses the performance of the CEO and makes a final recommendation on performance ratings to the full Board for approval.

This provides for a rigorous performance-related grant policy, in addition to the performance elements of the grants themselves.

In 2009, Mr. P. Williams was rated as 1 for his 2008 performance as Executive Vice President, Fuel Specialties, and as such was eligible for stock option awards at 150% of the policy levels for this role. In the case of the other named Executive Officers, based on the assessment of their individual performance, as approved by the Compensation Committee, Dr. McRobbie, Mr. Cleminson and Dr. Hessner were eligible for stock option awards at 125% of the policy levels. In the case of Dr. Boon, at the time of the annual stock option grants, he was not an officer of the Corporation and as a result, the relevant grant policy was 10% of base salary for CSOP grants and 20% of base salary for PRSOP grants. Based on the assessment of his performance in 2008, Dr. Boon was eligible for stock option awards at 150% of the policy levels.

In 2009, the Compensation Committee recognized the level of volatility in the financial markets and the impact this had had on the stock price of the Corporation and determined that in these circumstances it would be inappropriate to grant options in the usual way, given the impact this would have on the utilization rate and burn rate. The Compensation Committee therefore recommended that the level of option grants should be restricted to a burn rate of no more than 1% of the shares outstanding. However, they recognized the impact that this would have on the overall compensation package and therefore recommended that the balance of long term incentives versus the policy should be bridged using a cash based long-term incentive program. This recommendation was approved by the Board and implemented in 2009.

Any awards made under the cash long-term incentive program are in the form of Stock Equivalent Units (SEUs or phantom options). There are two types of SEU awards which can be made under the program.

1.	SEUs granted at market value. These can be cashed after three years and expire 10 years after grant.

2.	SEUs granted at no cost. These can be cashed after three years, provided that specific performance criteria are met. These performance criteria are set at the time of grant by the Compensation Committee and are designed to be stretch targets which focus on delivery of high performance and enhancing stockholder value. The performance criteria used in 2009 were the same criteria as were used for the PRSOP stock option awards and are disclosed under the section on PRSOP.

The value of the SEU once vested will be equal to the closing stock price of the Corporation on the date it is cashed. In 2009, the Compensation Committee also set a cap on this value, such that the maximum potential gain on each SEU is limited to twice the closing stock price of the Corporation on the date of grant.

The grants of stock options are issued on a date set by the Compensation Committee each year. This is usually after the public announcement of the annual financial results. The Committee determines the grant date to be used in advance and the stock price used is typically the closing stock price at the end of the day prior to the agreed grant date.

The Compensation Committee also has the discretion to grant options outside of the stated policy to reflect extraordinary company performance. In addition, the Compensation Committee, acting on behalf of the Board, has the discretion to grant options outside of the policy levels and annual grant process for retention or recruitment purposes. In 2009, in line with normal market practice, the Compensation Committee recommended that as part of his overall compensation package on appointment as President and Chief Executive Officer, Mr. P. Williams should be awarded options under both the CSOP and PRSOP plans in order to align his interests with those of stockholders and, as CEO, to drive the long-term performance of the Corporation. This was approved by the Board and Mr. P. Williams was granted 90,000 options at market price under the CSOP plan, with 30,000 available for exercise after three years, 30,000 available after four years and the remaining 30,000 available for exercise after five years. In addition, Mr. P. Williams was granted 60,000 options at no cost under the PRSOP plan, with 45,000 vesting after two years and 15,000 vesting after three years, subject in both cases to still being employed by the Corporation and not under notice on the vesting date and assessed as achieving a good performance in each year from grant date to vesting date.

CSOP

Under the CSOP, options are granted at market value and become exercisable after three years. All options have a ten year term. Options are granted within twenty days after the public announcement of the annual financial results or similar information.

Except in certain circumstances participants must remain in employment with the Corporation in order to be able to exercise their options. The exceptions to this include death, injury, ill-health or disability, redundancy and the transfer of the part of the business within which the option holder works. In these cases, under the rules of the CSOP, options vest and the holder has a twelve month period within which to exercise the options.

In the event of a change of control of the Corporation, under the rules of the CSOP, all options become immediately exercisable.

PRSOP

Under the PRSOP, participants are granted the right to acquire shares at no cost provided that specified performance criteria are achieved. The performance criteria that are set are designed to be “stretch” targets which focus on delivery of high performance and enhancing stockholder value. The performance criteria are regularly reviewed to ensure that they remain relevant and stretching. The criteria for awards made in 2009 are based on total stockholder return measured over a three year period starting with the financial year of the date of grant and the performance of the Corporation versus competitors as measured by stock price performance over a three year period versus the Russell 2000 Index. The following levels of growth must be achieved before awards vest:

Compound growth in Total Stockholder Return (“TSR”) per annum	Proportion of the 75% allocated to TSR vesting
8%	100%
6%	80%
4%	60%
Less than 4%	0% (nil)

Innospec Stock Price performance vs. relevant index as set by the Compensation Committee	Proportion of the 25% allocated to relative performance vs. index vesting
110%	100%
100%	80%
90%	60%
Less than 90%	0% (nil)

In 2009, the Compensation Committee determined that the appropriate index to use as a comparator was the Russell 2000 index.

These performance criteria also apply to the zero cost SEU awards made at the same time as the PRSOP awards.

Awards vest on a straight line basis between each threshold.

The grants are issued on a date set by the Compensation Committee each year. This is usually after the public announcement of the annual financial results. The Compensation Committee determines the grant date to be used in advance and the stock price used is typically the closing stock price at the end of the day prior to the agreed grant date.

If participants cease employment with the Corporation prior to the end of the vesting period awards will lapse unless the Compensation Committee determines otherwise.

In the event of a change of control of the Corporation, under the rules of the PRSOP, all options become immediately exercisable.

Retention Program

In 2009, the Board and the Compensation Committee recognized one of the key risks facing the Corporation at the time was the retention of certain key Executive Officers given the particular challenges the Corporation faced then and in the future. Accordingly, a retention program has been put in place for a small number of key Executive Officers, where their skills and experience are critical to the future success of the Corporation, in order to ensure continuity of the senior team and maintain focus on the long-term goals of the Corporation. Under this program, Mr. Cleminson and Dr. Boon were granted options under the PRSOP plan, at zero cost. For each participant, a proportion of the options granted under this program will vest after three years, with the remainder vesting after four years, subject in both cases to still being employed by the Corporation and not under notice on the vesting date and assessed as achieving a good performance in each year from grant date to vesting date. Dr. McRobbie and Dr. Hessner were also included in the retention program and instead of stock options, were awarded SEUs, (or phantom options), with the same vesting schedule and performance criteria.

Exceptional Performance

An additional long-term incentive plan designed to reward selected Executive Officers for delivering exceptional performance has been recommended by the Compensation Committee, working with its advisors, and approved by the Board in September 2007. Under this plan a discretionary bonus will be payable to eligible Executive Officers if the Innospec share performance out-performs that of competitors, as measured by the Russell 2000 Index, by a minimum of 10% over the five years from January 2008 to December 2012. The amount of bonus which can be earned will be a set cash amount for each one percentage point of out-performance. The maximum bonus under this plan will be payable for an out-performance versus the Russell 2000 Index of 30%. No bonus is payable under this plan if the Innospec stock price does not out-perform the Russell 2000 Index by more than 10% over the five year period or the Russell 2000 Index falls in value over the same period. Participants in this plan must still be in employment with the Corporation at the end of the period in order to be eligible to receive any payment under this plan. Eligibility for participation in the plan is at the discretion of the Compensation Committee, acting on behalf of the Board.

Mr. P. Williams, the CEO, is the only Executive Officer eligible for participation under this plan. The amount of bonus earned for each one percentage point of out-performance will be $400,000. This amount was set at a level which would be an incentive for the participants and the cap on the maximum payable ensures that the maximum cost of the plan is limited. Based on the relative performance of the Innospec stock price versus the Russell index over the period since the plan was introduced, no payments are currently due under this incentive plan. The Compensation Committee does not expect any other Executive Officers to be eligible to participate in this plan in the future.

C. Shareholding Guidelines

To further align stockholder and Executive Officer interests the Corporation has adopted a shareholding requirement for the executive team. All Executive Officers are required to acquire shares and to retain the equivalent of one times base salary. This level of shareholding must be reached within an agreed number of years from appointment. For example, in the case of the CEO, this is four years from the date of his appointment into his position. Only shares which are registered in the Executive’s name are taken into account for these purposes. Unvested equity awards are not taken into account. At the end of 2009, the shareholding of the CEO equated to 21% of his year end salary using the average stock price during 2009 of $9.37. As Mr. P. Williams was only appointed as CEO during 2009, he has a further three years from his appointment date to achieve this shareholding requirement.

D. Other Benefits and Perquisites

These are provided as appropriate and are set by reference to median market practice. They consist of pension arrangements, company car or car allowance, life, disability and medical cover. There are no nonqualified deferred compensation plans. Full details are set out in the footnotes to the Summary Compensation Table.

E. Post-termination Compensation

Post-termination arrangements vary depending on the nature of the termination event and are in accordance with United Kingdom and U.S. market norms. Full details are set out in the footnotes to the Post Employment Payments table.

F. Non-Employee Directors

There are also two stock plans which are specific to the Non-Employee Directors (NEDs). Under the NED Stock Plan NEDs are required to take one quarter of their annual fee in the form of stock in the Corporation and are required to hold this stock as long as they remain a NED with the Corporation. The plan is intended to align the interests of the Directors with those of the Corporation and its stockholders.

The NEDs are also eligible to participate in the Non-Employee Director Stock Option Plan. The policy for granting options under this plan is:

	Grant	Grant cost
Annual grant	$45,000 worth of options	Market value on day prior to the day of grant

Initial grant	1,000 options	Zero cost

The annual basic fee for a NED is currently $40,000.

Under the Non-Employee Director Stock Option Plan, options become exercisable after three years and have a ten year term. Generally, NEDs must remain a NED in order to exercise their options except in the case of death in which case options are able to be exercised for a twelve month period after the date of death. If a NED ceases to be a NED with the Corporation prior to the end of the vesting period, at the discretion of the Compensation Committee, options can be exercised for a period of twelve months from the date of termination of Office.

COMPENSATION COMMITTEE REPORT

The Board has adopted a written Compensation Committee Charter.

As part of fulfilling its responsibilities, the Compensation Committee:

1.	reviewed and discussed the Compensation Discussion and Analysis report for fiscal year 2009 with management; and

2.	received the written Compensation Discussion and Analysis disclosure.

Based upon these reviews and discussions, the Compensation Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Corporation’s Compensation Discussion and Analysis be included in this Proxy Statement filed with the Securities and Exchange Commission.

Compensation Committee

Current Members	Position	Date Appointed

Joachim Roeser	Chairman	July 28, 2008

James M. C Puckridge	Member	February 20, 2002

1.	Mr. Puckridge was Chairman of The Compensation Committee during the year to October 1, 2009 when Mr. Roeser took over the Chairmanship and Mr. Puckridge remained a member.

2.	Mr. Fearn was a member of the Compensation Committee until May 15, 2009 when he resigned from the Board of the Corporation. He was not replaced.

COMPENSATION TABLES

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)[6]	Option Awards ($)[7]	Non-Equity Incentive Plan Compensation ($)[8]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[9]	All Other Compensation ($)[10,11,12,13,14]	Total ($)
Patrick S. Williams1 2 President and Chief Executive Officer	2009 2008 2007	675,280 514,067 436,317	— — 500,000	[5]	87,739 — —	584,072 434,996 1,597,352	1,046,500 536,161 590,859	— — —	89,029 67,520 68,929	2,482,620 1,552,744 3,193,457

Ian P. Cleminson Executive Vice President and Chief Financial Officer	2009 2008 2007	248,680 229,084 205,743	— — —		26,392 — —	290,825 235,684 131,041	229,880 77,455 191,367	181,608 280,032 —	40,131 66,881 71,337	1,017,516 889,136 599,488

Philip J. Boon[3] Executive Vice President, Business Operations	2009 2008 2007	232,658 — —	— — —		15,706 — —	283,518 — —	226,655 — —	199,033 — —	40,808 — —	998,378 — —

Ian M. McRobbie Senior Vice President, Research and Technology	2009 2008 2007	213,451 208,198 197,843	— — —		214,700 — —	32,601 240,365 157,186	197,019 73,903 183,472	307,203 66,480 79,740	51,082 53,789 52,740	1,016,056 642,735 670,981

Catherine Hessner Senior Vice President, Human Resources	2009 2008 2007	200,421 195,837 188,247	— — —		213,251 — —	30,611 153,278 124,165	180,971 69,391 174,196	157,172 92,566 28,218	46,290 47,727 49,909	828,716 558,799 564,735

Paul W. Jennings[4] President and Chief Executive Officer (until March 20, 2009)	2009 2008 2007	164,385 653,184 528,769	— 1,000,000		24,710 — —	34,124 1,065,969 3,294,779	— 334,104 808,315	275,623 20,969 33,449	1,332,619 166,328 128,518	1,831,461 2,240,554 5,793,830

Commentary on Summary Compensation Table

1.	Mr. P. Williams was appointed as President, Chief Executive Officer and Director of the Corporation on April 2, 2009, having previously served as Executive Vice President, Fuel Specialties for the Corporation.

2.	Mr. P. Williams is paid in U.S. dollars. All the other Executive Officers above are paid in pounds sterling. For the purposes of the Summary Compensation Table, an exchange rate of 1.5552 is used for 2007, 2008 and 2009, being the average exchange rate for 2009. The Corporation does not provide restricted stock awards.

3.	Dr. Boon was appointed as Executive Vice President, Business Operations on June 1, 2009, having previously worked for the Corporation as Regional Director, Europe, Middle East and Africa for all three business units (Fuel Specialties, Active Chemicals and Octane Additives).

4.	Mr. Jennings resigned as Director and President and Chief Executive Officer of the Corporation on March 20, 2009. The Corporation filed a Form 8-K in this regard on March 24, 2009 which also describes the compensation and other terms on which Mr. Jennings separated from the Corporation. As part of this separation, Mr. Jennings received a severance payment of $1,116,419 which is included in “All Other Compensation” in the table above.

5.	As part of the additional long-term incentive plan to reward delivery of exceptional performance, in 2007 Mr. Jennings and Mr. P. Williams were awarded discretionary bonuses of $1,000,000 and $500,000, respectively, to recognize the exceptional performance of the Corporation over the previous two years. No other awards have been made under this plan.

6.	As part of the cash based long-term incentive plan and the retention plan, all the Executive Officers were awarded a number of Stock Equivalent Units (SEUs or phantom stock options), in lieu of stock option awards. The SEUs have been valued in the same way as the option awards using the number of SEUs awarded and the grant date fair value for each award made in the year. For further information on the assumptions underlying these grant date fair values refer to Note 4 of the Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009. The amount awarded to each individual has been included under stock awards in the summary compensation table.

Mr. P. Williams	$87,739
Mr. Cleminson	$26,392
Dr. Boon	$15,706
Dr. McRobbie	$214,700
Dr. Hessner	$213,251
Mr. Jennings	$24,710

7.	The value of the option awards for all Executive Officers listed above are determined using the number of options awarded and the grant date fair value for each option award made in the year. The grant date fair values on Innospec stock options are calculated using the Black-Scholes model, with reference to the underlying stock price, option exercise price, volatility of the Corporation’s stock price, risk free rate and expected dividend yield. For options with additional characteristics, such as vesting criteria linked to stock market indices or stock price performance, a Monte Carlo simulation is used to model the range of potential outcomes. For further information on the assumptions underlying these grant date fair values refer to Note 4 of the Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009.

8.	The non-equity incentive compensation for all Executive Officers listed above relates to incentive compensation earned for the stated year under the Management Incentive Compensation Plan. In the case of Dr. Boon, the figure also includes a payment of $24,883, which Dr. Boon received under a two year incentive compensation plan based on achievement of results for the Active Chemicals business unit, which he was eligible to participate in prior to his appointment as Executive Vice President, Business Operations.

9.	Mr. Cleminson, Dr. Boon and Dr. Hessner are members of a defined benefit (final salary) pension plan (the “Innospec Limited Defined Benefit Pension Plan”). Under this scheme, they receive a pension on retirement of 1/57 of their pensionable salary for each year of service. The amount of their annual salary which is defined as pensionable under this scheme is capped and for 2009, this cap was set at $192,222. Salary in excess of this is not pensionable. Dr. McRobbie is also a member of this pension plan but is not subject to the cap on pensionable salary as he joined the scheme prior to the introduction of the cap. As a result, Dr. McRobbie’s pensionable salary is his full base salary. The values stated under the change in pension value and other deferred benefits relate to the increase in the qualified pensions in the Innospec Limited Defined Benefit Pension Plan only. There are no non qualified pension benefits for the named Executive Officers. Mr. Jennings was also a member of this pension plan and was subject to the pension cap. Mr. Jennings took his pension benefit, based on his credited service of 7.813 years when he left the Corporation in March 2009 and during 2009 received a total payment of $149,854 from the pension plan, which is included in “All Other Compensation” in the Summary Compensation table.

10.	The Corporation also provides a number of defined contribution pension plans for employees. The amount paid into these plans in 2009 for the named Executive Officers, where applicable, by the Corporation is included in “All Other Compensation” and is detailed below.

Mr. P. Williams	$56,142
Dr. Boon	$11,300
Dr. McRobbie	$21,316
Dr. Hessner	$14,533
Mr. Jennings	$3,429

11.	For United Kingdom based Executive Officers, where pensionable salary is subject to a cap, Executive Officers receive a salary supplement of 20% in lieu of pension for any salary above the pensions cap. Any supplement paid is taxable. For 2009, the pensions cap was set at $192,222. The amount paid to individuals is included in “All Other Compensation” and is detailed below.

Mr. Cleminson	$11,758
Dr. Boon	$8,554
Dr. Hessner	$2,106
Mr. Jennings	$23,732

12.	Executive Officers based in the United Kingdom are entitled to a leased company car or an allowance in lieu of a car. The allowance is set at $21,228 per annum. Mr. Cleminson, Dr. Boon, Dr. Hessner and Dr. McRobbie all elected to receive the allowance in 2009. Mr. Jennings also elected to receive a car allowance until he left the Corporation on March 20, 2009. The amount paid in 2009 for car allowance is included in “All Other Compensation” and is detailed below.

Mr. Cleminson	$21,228
Dr. Boon	$18,118
Dr. McRobbie	$21,228
Dr. Hessner	$21,228
Mr. Jennings	$5,307

13.	The named Executive Officers are eligible for medical insurance and life and disability insurance through programs which are available to substantively the majority of salaried employees in the relevant business unit. The cost of these insurances is included in “All Other Compensation” and is detailed below.

Mr. P. Williams	$16,251
Mr. Cleminson	$7,145
Dr. Boon	$2,836
Dr. McRobbie	$8,538
Dr. Hessner	$8,422
Mr. Jennings	$33,877

14.	In general, any perquisites provided for any of the named Executive Officers are generally available on a non-discriminatory basis to all employees in that business unit. Where any perquisites and personal benefits are provided to a named Executive Officer which are not generally available on a non-discriminatory basis to all employees in that business unit, their total value for any named Executive Officer was less than $10,000 in the year ended December 31, 2009. In the case of Mr. P. Williams, however, following his appointment as CEO, the Board gave their approval for airline tickets for Mr. P. Williams’ family to accompany him on a business trip to Europe as part of his orientation as CEO. The total value of this perquisite benefit was $12,862 and is included in “All Other Compensation”. Mr. P. Williams also received $3,354 relating to 50% of the cost of membership of a country club. This is also included in “All Other Compensation”.

Employment Agreements

Each of the named Executive Officers has an employment agreement with the Corporation. Under these agreements, the Corporation can terminate the agreement by giving one year’s notice to the named Executive Officer. In the case of Mr. P. Williams, he can terminate the agreement by giving the Corporation one year’s notice, while the other named Executive Officers are required to give the Corporation six months notice if they wish to terminate the agreement. The employment agreement for each of the named Executive Officers also includes a Change of Control clause which is described in more detail in the narrative following the Post Employment Payments table.

In addition, under the employment agreement, Mr. P. Williams is entitled to a target bonus under the Management Incentive Compensation Plan of 65% of his base salary, with a potential maximum bonus of 149.5%. All other named Executive Officers have a target bonus of 40% with a potential maximum of 92% of base salary. Each named Executive Officer is also entitled to participate in the Long-Term Incentive program which has been described in more detail, including grant policy for different named Executive Officers, in the Compensation Discussion and Analysis section, above.

Each named Executive Officer is also able to participate in the pension arrangements relevant for the business unit and country where they are based. In the case of Mr. P. Williams, he participates in a Defined Contribution scheme in line with other U.S. based employees and details of the amount paid into the scheme are provided in the Summary Compensation table. The named Executive Officers based in the United Kingdom are able to participate in the Innospec Limited Defined Benefit Pension Plan and this is described more fully in the narrative following the Pension Benefit table below.

The employment agreements for each named Executive Officer also provide medical insurance and life and disability insurance through programs which are available to the majority of salaried employees in the relevant part of the business unit. The costs of these insurances are provided in the footnotes to the Summary Compensation table.

In addition, under their employment agreement, each of the named Executive Officers, including the Chief Executive Officer and the Chief Financial Officer, is subject to a twelve month non solicitation period, with respect to customers and employees, and a twelve month non compete period, from the date their employment with the Corporation ends.

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2009

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: No. of Securities	All other Options Awards: No. of Securities Underlying Options	Exercise or Base Price of Option Awards ($)	Market price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold	Target	Maximum

Patrick S. Williams President & Chief Executive Officer	02/27/09				5,675		0.000	4.040	21,281
	03/24/09	22,272	29,696	37,120			0.000	4.620	96,883
	03/24/09					14,277	4.620	4.620	23,557
	04/02/09	45,000	45,000	45,000			0.000	4.070	168,750
	04/02/09	15,000	15,000	15,000			0.000	4.070	54,900
	04/02/09					30,000	4.070	4.070	71,400
	04/02/09					30,000	4.070	4.070	72,900
	04/02/09					30,000	4.070	4.070	74,400

Ian P. Cleminson Executive Vice President & Chief Financial Officer	03/24/09					4,104	4.620	4.620	6,772
	03/24/09	6,771	9,028	11,285			0.000	4.620	29,454
	09/01/09	10,000	10,000	10,000			0.000	13.510	127,500
	09/01/09	10,000	10,000	10,000			0.000	13.510	127,100

Philip J. Boon Executive Vice President, Business Operations	03/24/09	3,767	5,023	6,279			0.000	4.620	16,388
	03/24/09					3,139	4.620	4.620	5,179
	06/02/09	8,000	8,000	8,000			0.000	9.600	79,600
	06/02/09	12,000	12,000	12,000			0.000	9.600	118,800
	09/01/09	5,000	5,000	5,000			0.000	13.510	63,550

Ian M. McRobbie Senior Vice President, Research & Technology	03/24/09 03/24/09	6,094	8,125	10,156		3,693	0.000 4.620	4.620 4.620	26,507 6,093

Catherine Hessner Senior Vice President, Human Resources	03/24/09 03/24/09	5,722 0	7,629	9,536		3,468	0.000 4.620	4.620 4.620	24,889 5,722

Paul W. Jennings Former President & Chief Executive Officer (until March 20, 2009)	03/24/09					20,681	4.620	4.620	34,124

Commentary on Grants Based Awards Table

•

Details of the grant policy and performance criteria for the awards made in 2009 are covered earlier in the Compensation Discussion and Analysis. There are no estimated future payouts under non-equity incentive plan awards.

•	The Grants of Plan Based Awards Table details awards made under three separate plans:

¡

The PRSOP plan. Options are granted at zero cost and vesting is subject to achievement of performance criteria as set by the Compensation Committee. In 2009, the performance criteria for the annual stock option grants were set as:

1.	75% weighting on the compound increase per annum in Total Shareholder Return (“TSR”). The threshold level is set at 4% per annum over three years, in which case 60% of the options will vest. The target level is set at 6% per annum over three years, in which case 80% of the options will vest and the maximum level is set at 8% compound increase per annum in TSR in which case all the granted options will vest.

2.	25% weighting on the relative performance of the Innospec stock price versus the Russell 2000 Index. The threshold level is set at 90% of the Index performance in which case 60% of the options will vest. The target level is set at 100% of the Index performance in which case 80% of the options will vest and the maximum level is set at 110% of the Index performance (i.e. 10% out-performance) in which case all the granted options will vest.

The performance criteria for the stock option grants made in 2009 under the retention program were set as:

100% on continuing to be employed by the Corporation and not under notice on the vesting date and assessed as achieving a good performance in each year from grant date to vesting date.

¡	The CSOP plan. Options are granted at market value and vest after three years.

¡

The Co-Investment Plan. The named Executive Officers are required to use part of their annual incentive compensation to buy shares in the Corporation and an award of matching stock is made. In order to receive the matching shares, Executive Officers must remain employed with the Corporation and continue to hold the shares they purchased with their bonus. The stock awards detailed in the table under “All Other Stock Awards” relates to the matching shares awarded under this scheme.

Outstanding Equity Awards at Fiscal Year End for the Fiscal Year ended December 31, 2009

	Option Awards					Stock Awards
Name	Number of Securities Underlying Un-Exercised Options Exercisable	Number of Securities Underlying Un-Exercised Options Un- Exercisable	Equity Incentive Plans Awards: Number of Securities Underlying Un-Exercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Patrick S. Williams President & Chief Executive Officer	5,270	3,052 9,347 14,277 30,000 30,000 30,000	15,800 5,495 20,000 30,000 200 24,303 37,120 45,000 15,000	9.97 27.09 20.23 4.62 4.07 4.07 4.07 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00	03/05/2010 01/05/2011 02/27/2012 02/13/2016 02/21/2017 02/20/2018 03/24/2019 02/04/2019 02/04/2019 02/04/2019 02/13/2016 02/21/2017 03/02/2017 03/02/2017 03/12/2017 02/20/2018 03/24/2019 04/02/2019 04/02/2019	1,500 2,000 5,675	15,135 20,180 57,261

Ian P. Cleminson Executive Vice President & Chief Financial Officer		1,354 3,858 4,104	1,070 10,000 2,438 200 10,611 11,285 10,000 10,000	27.09 20.23 4.62 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00	03/05/2010 01/05/2011 02/21/2017 02/20/2018 03/24/2019 02/13/2016 07/05/2016 02/21/2017 03/12/2017 02/20/2018 03/24/2019 09/01/2019 09/01/2019	352 3,300	3,552 33,297

Philip J. Boon Executive Vice President, Business Operations	1,700	800 2,000 3,139	4,530 1,260 200 4,000 6,270 8,000 12,000	9.97 27.09 20.23 4.62 0.00 0.00 0.00 0.00 0.00 0.00 0.00	02/13/2016 02/21/2017 02/20/2018 03/24/2019 02/13/2016 02/21/2017 03/12/2017 02/20/2018 03/24/2019 06/02/2019 06/02/2019

	Option Awards					Stock Awards
Name	Number of Securities Underlying Un-Exercised Options Exercisable	Number of Securities Underlying Un-Exercised Options Un- Exercisable	Equity Incentive Plans Awards: Number of Securities Underlying Un-Exercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Ian M. McRobbie Senior Vice President, Research & Technology	3,140 3,060	1,654 3,699 3,693	9,170 2,978 200 10,173 10,156	9.89 9.97 27.09 20.23 4.62 0.00 0.00 0.00 0.00 0.00	03/05/2010 01/05/2011 02/18/2015 02/13/2016 02/21/2017 02/20/2018 03/24/2019 02/13/2016 02/21/2017 03/12/2017 02/20/2018 03/24/2019	366 3,900	3,693 39,351

Catherine Hessner Senior Vice President, Human Resources	2,940	1,274 2,927 3,468	8,820 2,293 200 8,049	9.97 27.09 20.23 4.62 0.00 0.00 0.00 0.00	03/05/2010 01/05/2011 02/13/2016 02/21/2017 02/20/2018 03/24/2019 02/13/2016 02/21/2017 03/12/2017 02/20/2018	354 1,200	3,572 12,108

With respect to non vested or unearned performance based share options, the number of shares reported in the table is based on achieving the maximum performance goals as in the previous fiscal year (2009). The performance achieved is detailed below:

•	10% increase in TSR per annum for options which expire in February 2016

•	10% increase in TSR per annum and relative performance of 110% of the Russell 2000 Index performance for those options which expire in February 2018

•	8% increase in TSR per annum and relative performance of 110% of the Russell 2000 Index for those options which expire in March 2019

In the case of the option grants which expire in February 2017, the number of shares reported is based on the threshold level as these options vest in February 2010 and the expected outcome is that the performance will be below the threshold level and as a result, the options will lapse in full.

The number of shares reported for Mr. Cleminson in the case of those granted in July 2006, which expires on July 5, 2016, and those which expire on September 1, 2019 are based on full achievement of the performance criteria as this is the expected outcome. The number of shares reported for Mr. P. Williams in the case of those which expire on March 2, 2017, and those which expire on April 2, 2019 are based on full achievement of the performance criteria as this is the expected outcome in each case. The number of shares reported for Dr. Boon in the case of those which expire on June 2, 2019 and September 1, 2019 are based on the full achievement of the performance criteria as this is the expected outcome. In the case of the 200 options granted to all named Executive Officers which expire on March 12, 2017 the number of shares reported in each case is based on the full achievement of the performance criteria as this is the expected outcome.

The market value of any shares which have not vested is calculated using the year end stock price of $10.09, as an indication.

Options Exercises and Stock Vested in the Fiscal Year Ended December 31, 2009

The following table provides information for the named Executive Officers on stock option exercises during the fiscal year 2009, including the number of shares acquired on exercise and the value realized.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realised on Exercise	Number of Shares Acquired on Vesting	Value Realised on Vesting
Patrick S. Williams President & Chief Executive Officer	0	0	0	0

Ian P. Cleminson Executive Vice President & Chief Financial Officer	0	0	0	0

Philip J. Boon Executive Vice President, Business Operations	0	0	0	0

Ian M. McRobbie Senior Vice President, Research & Technology	0	0	1,630	6,585

Catherine Hessner Senior Vice President, Human Resources	0	0	700	2,828

Paul W. Jennings President & Chief Executive Officer (until March 20, 2009)	20,681	72,350	5,326	21,517

The aggregate dollar amount realized on exercise of option awards was computed by calculating the closing price of all underlying common stock on the date of exercise, less the exercise price of the option, multiplied by the number of shares underlying the options exercised.

Pensions Benefit

Name	Plan Name	Number of years of credited service at December 31, 2009	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Ian P. Cleminson Executive Vice President and Chief Financial Officer	Innospec Limited Pension Plan	15.333	461,639	0

Philip J. Boon Executive Vice President, Business Operations	Innospec Limited Pension Plan	12.417	548,474	0

Ian M. McRobbie Senior Vice President, Research and Technology	Innospec Limited Pension Plan	10.00	744,737	0

Catherine Hessner Senior Vice President, Human Resources	Innospec Limited Pension Plan	9.771	408,657	0

Paul W. Jennings President and Chief Executive Officer (until March 20, 2009)	Innospec Limited Pension Plan	7.813	524,249	149,854

Mr. Jennings left the Plan on March 31, 2009 and therefore the number of years of credited service is based on service to March 31, 2009.

•

The Corporation operates a defined benefit pension plan for relevant employees based in the United Kingdom called the Innospec Limited Defined Benefit Pension Plan (“Pension Plan”). The Pension Plan was available to all employees in the United Kingdom, but is now effectively closed to new members. Mr. Cleminson, Dr. McRobbie, Dr. Boon and Dr. Hessner are members of this Pension Plan. The Corporation does not participate in any other defined benefit pension arrangements in respect of any of the named Executive Officers. The Defined Benefit Pension table therefore covers the Pension Plan only. Mr. Jennings was also a member of the Pension Plan until March 31, 2009 and chose to take the benefits due to him under the Pension Plan when he left the Corporation in March 2009. At that time, in line with the Pension Plan rules and United Kingdom tax legislation, Mr. Jennings took a cash lump sum of $134,700 and was paid a total of $15,154 in pension from April 1, 2009 until December 31, 2009.

•

The Pension Plan provides a pension on retirement of 1/57 of pensionable salary for each year of service. The amount of annual salary which is defined as pensionable under the Pension Plan is capped and for 2009 this cap was set at $192,222. In the case of Mr. Cleminson, Dr. Boon, and Dr. Hessner, salary in excess of this is not pensionable. Dr. McRobbie is also a member of this Pension Plan but is not subject to the cap on pensionable salary as he joined the Pension Plan prior to the introduction of the cap. As a result, Dr. McRobbie’s pensionable salary is his full base salary. Mr. Jennings was also subject to the cap on pensionable salary while he was employed by the Corporation.

•

In the case of the named Executive Officers, pensionable salary under the Pension Plan is defined as base salary only, up to the pensions cap where relevant. Any bonus payments or supplementary payments are not treated as pensionable.

•

Under the rules of the Pension Plan, normal retirement age is 65 although members can retire at 60 without an actuarial reduction. Retirement between the ages of 55 and 60 is permitted, but the pension payable is reduced by an amount determined by the actuarial advisors to the trustees of the Pension Plan. If a member of the Plan is made redundant by the Corporation and is already age 50 or over, then, under the rules of the Pension Plan, they are able to take their pension immediately without any actuarial reduction. If, however, a member was under 50 at the time of severance, they would be entitled to unreduced pension benefits from age 55. From April 2010, the minimum age from which pension benefits can be paid will increase to 55 (with the exception of certain members protected under United Kingdom pension legislation). The earliest age Mr. Cleminson would be able to take his pension, if he were made redundant, would be 55. Dr. Boon, Dr. McRobbie and Dr. Hessner are classed as protected members and are therefore unaffected by the change in April 2010. Any benefit paid would be in the normal form payable by the Pension Plan, namely a monthly pension with an option to surrender part of this pension for a tax free lump sum, in line with United Kingdom tax regulations.

•

If an individual chooses to transfer benefits into the Pension Plan from another scheme, they will be provided with a service credit in lieu of the transferred in benefits. The amount of service credit given is calculated by the actuaries on behalf of the Trustees of the Pension Plan and is designed to be cost neutral to the Pension Plan. The right to transfer is subject to the approval of the Trustees of the Pension Plan.

•

Mr. Jennings joined the Pension Plan on July 1, 2004 and received a service credit of 3.063 years in lieu of transferred in benefits from another scheme. This equates to $205,526 of present value additional accumulated benefit which is included in the Present Value of Accumulated Benefit in the table. Mr. Jennings left the Pension Plan on March 31, 2009 and his credited service in the Pension Plan at that time was therefore 7.813 years. Dr. Hessner joined the Pension Plan on July 1, 2004, and on joining the Pension Plan, received a service credit of 1.708 years in lieu of transferred in benefits. In addition, Dr. Hessner received a further service credit of 2.563 years in lieu of additional transferred in benefits from another scheme. This equates to a total present value additional accumulated benefit of $178,628 which is included in the figure for the Present Value of Accumulated Benefit in the table. This gives a total credited service in the Pension Plan at December 31, 2009 of 9.771 years. Mr. Cleminson joined the Pension Plan on

October 1, 2008, and on joining the Pension Plan, received a service credit of 14.083 years in lieu of transferred in benefits. This equates to $424,004 of additional present value accumulated benefit which is included in the total Present Value of Accumulated Benefit in the table above, and gives a credited service in the Pension Plan at December 31, 2009 of 15.333 years. Dr. McRobbie joined the Pension Plan on January 1, 2002 and received a service credit of 2.000 years in lieu of transferred in benefits from another scheme. This equates to $148,947 of additional present value accumulated benefit which is included in the total Present Value of Accumulated Benefit in the table above and gives a total credited service in the Pension Plan at December 31, 2009 of 10.000 years

•	The Corporation does not provide any non qualified deferred compensation programs.

•	The present value of accumulated benefits as at December 31, 2009 has been calculated using the following principal assumptions:

Discount rate	5.6%
Post retirement pensions increases	3.5% per annum on pensions in excess of the Guaranteed Minimum Pension (GMP). GMP is assumed to increase in line with statutory requirements.

Pre retirement decrements	Individuals are assumed to remain in service and retire at the earliest age at which they can take their full pension benefits unreduced in normal health and circumstances (age 60 for each of the above individuals with the exception of Dr. Boon where age 59 is assumed).

Post retirement mortality	SAPS Heavy tables with an age rating of -2 years for males and -1 year for females. The calculations also include allowance for improvements to mortality rates in the future in line with Medium Cohort improvements and subject to a minimum improvement of 1.25% per annum.

Commutation	At retirement, individuals are assumed to commute 20% of their benefits in exchange for a cash lump sum based on the current factors in force.

Post Employment Payments

Name & Principal position	Benefit	Retirement ($)	Termination without cause ($)	Termination in event of Change of Control ($)	Death in Service ($)
Patrick S. Williams	Cash Severance—Salary and benefits	0	700,000	1,400,000	0
President & Chief Executive Officer	Cash Severance—Bonus	0	455,000	910,000	0
	Vested Stock options	659	659	659	659
	Unvested Stock options	765,682	765,682	3,181,706	3,122,805
	Life Assurance	0	0	0	875,000

	Total	766,341	1,921,341	5,492,365	3,998,464

Ian P. Cleminson	Cash Severance—Salary and benefits	0	277,836	555,673	0
Executive Vice President & Chief Financial Officer	Cash Severance—Bonus	0	102,643	205,286	0
	Vested Stock options	0	0	0	0
	Unvested Stock options	64,355	64,355	891,230	873,322
	Life Assurance	0	0	0	1,026,432

	Total	64,355	444,834	1,652,189	1,899,754

Philip J. Boon	Cash Severance—Salary and benefits	0	262,286	524,572	0
Executive Vice President, Business Operations	Cash Severance—Bonus	0	96,423	192,846	0
	Vested Stock options	213	213	213	213
	Unvested Stock options	49,230	49,230	592,375	582,412
	Life Assurance	0	0	0	964,230

	Total	49,443	408,152	1,310,006	1,546,855

Ian M. McRobbie	Cash Severance—Salary and benefits	0	235,380	470,759	0
Senior Vice President, Research & Technology	Cash Severance—Bonus	0	85,660	171,321	0
	Vested Stock options	1,026	1,026	1,026	1,026
	Unvested Stock options	57,911	57,911	793,351	777,236
	Life Assurance	0	0	0	856,604

	Total	58,937	379,977	1,436,457	1,634,866

Catherine Hessner	Cash Severance—Salary and benefits	0	222,307	444,613	0
Senior Vice President, Human Resources	Cash Severance—Bonus	0	80,431	160,862	0
	Vested Stock options	368	368	368	368
	Unvested Stock options	54,377	54,377	708,038	692,906
	Life Assurance	0	0	0	804,312

	Total	54,745	357,483	1,313,881	1,497,586

•

Mr. Jennings resigned as Director and President and Chief Executive Officer of the Corporation on March 20, 2009. The Corporation filed a Form 8-K in this regard on March 24, 2009 which also describes the compensation and other terms on which Mr. Jennings has separated from the Corporation and he is therefore not included in the table above.

•	In the case of resignation, none of the named Executive Officers would be entitled to any post employment payments from the Corporation.

•

In terms of any payments relating to stock options, the named Executive Officers are treated in line with the majority of salaried employees in their relevant business unit in the event of retirement or change of control. In the case of retirement under the rules of the Company Share Option Plan (“CSOP”), any CSOP options granted will vest and become exercisable; whilst under the rules of the Performance Related Share Option Plan (“PRSOP”) options which have not vested will lapse. In both cases, the named Executive Officers are treated as all other employees with options under the plan. The value of any share options which will become exercisable under each scenario, using the 2009 year end stock price of $10.09, is included in the table above, as an indication.

•

The employment agreement for each of the named Executive Officers includes a change in control clause. This specifies that, in the event of a change in control of the Corporation, if the Corporation terminates the Executive within twelve months of the change of control, or if the Executive terminates his employment within twelve months for good cause, the Executive will be entitled to a compensation payment. In the case of the Corporation terminating the Executive during the period, this is calculated as twenty four months compensation defined as base salary, bonus at target and any car allowance from the date of notice of termination. If the Executive terminates his employment, the payment is calculated as twenty four months compensation, defined as above, from the date of the change of control. In addition, under the rules of the share option plans, all options would vest on the change of control. The named Executive Officers are treated in the same way as other employees who hold options under the plans. Change of control is deemed to have occurred if a person or group becomes the beneficial owner of 30% or more of the combined voting power of the Corporation; there is a consolidation or merger and the Corporation is not the surviving Corporation; the stockholders of the Corporation approve plans or proposals for a liquidation or dissolution of the Corporation or, if following a cash offer or merger, the members of the Board cease to constitute a majority of the Board. The amounts detailed in the post employment payments table include the compensation payments and the value of any share options which will become exercisable in these scenarios, using the year end stock price of $10.09, is included in the table above, as an indication.

•

Named Executive Officers based in the United Kingdom are provided with life assurance cover at four times their base salary if they die in service. In the case of Executive Officers based in the US, the death in service cover is 1.25 times base salary. The amount of these potential payments for each named officer is included in the table above, as an indication.

•

In case of termination without cause, the Corporation would normally be liable for a severance payment to the individual. The severance payment would normally cover loss of salary and other direct compensation for the duration of the notice period specified in the employment agreement with the Executive. In the case of all the named Executive Officers, this notice period is twelve months. In addition, in line with the rules of the share option plans, any CSOP options would vest and the Executive would have twelve months from the date of termination to exercise these and any vested options under any of the share plans. With regards to the options, the named Executive Officers are treated the same way as other employees who hold options under the plans. The amounts detailed in the post employment payments table include the severance payments and the value of any share options which will become exercisable, using the year end stock price of $10.09, as an indication.

•

As part of their employment agreement with the Corporation, each of the named Executive Officers, including the Chief Executive Officer and the Chief Financial Officer is subject to a twelve month non-solicitation period, with respect to customers and employees, and a twelve month non-compete period, from the date their employment with the Corporation ends.

Director Compensation for the Fiscal Year Ended December 31, 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Stock Incentive Compensation	All Other Compensation	Total ($)
Robert E. Bew	237,950	34,669	5,607			278,226
James M. C. Puckridge	113,650	9,998	5,607			129,255
Martin M. Hale	128,000	9,998	5,607			143,605
Hugh G. C. Aldous	157,550	9,998	5,607			173,155
Joachim Roeser	72,150	9,998	5,607			87,755
Peter Fearn	55,750					55,750
Robert I. Paller	26,067					26,067

1.	Mr. P. Fearn retired from the Board on May 15, 2009.
2.	Mr. R. I. Paller was appointed to the Board on November 1, 2009.

Under the NED Stock Plan, the Non-Employee Directors are required to take one quarter of their annual retainer fee in stock in the Corporation. This is taken at market price on the date issued and the NEDs are required to hold the stock as long as they remain a NED.

During fiscal year 2009 the Non-Employee Directors received the following compensation:

•	An annual retainer of $140,000, paid quarterly, to Dr. B. Bew, as Chairman of the Board;

•	Dr. B. Bew received an annual retainer of $5,000 as a member of the Audit Committee;

•

An annual retainer of $40,000, paid quarterly, for all other Non-Employee Directors. In the case of Mr. P Fearn and Mr. R. I. Paller their fees were $20,000 and $6,666.66 respectively as a retainer for the part year 2009 they were retained;

•	Mr. J. Puckridge received a retainer of $4,500 as Chairman of the Compensation Committee up to the end of September 2009;

•	Mr. J. Roeser received a retainer of $1,500 as Chairman of the Compensation Committee from October 1, 2009;

•	Mr. M. Hale received an annual retainer of $16,000 as Chairman of the Audit Committee;

•	Mr. Aldous received a retainer of $6,000 as Chairman of the Nominating and Governance Committee as well as receiving an annual retainer of $5,000 as member of the Audit Committee;

•	Each NED receives a daily fee of $2,500 for each Board Meeting attended;

•	Each NED receives a daily fee of $1,800 for each Committee Meeting attended and for special assignments;

•

Mr. Puckridge also acts as Chairman of the United Kingdom Pension Fund Trustees on behalf of the Corporation and as such receives an annual retainer of $25,000 and $1,800 per day for attending pensions meetings;

•

Each Director is entitled to reimbursement for his reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its Committees and related activities;

•

The value of the option awards for the Directors included in the Directors Compensation table is determined using the number of options awarded and the grant date fair value for each option award made in the year. The grant date fair values on Innospec stock options are calculated using the Black-Scholes model, with reference to the underlying stock price, option exercise price, volatility of the Corporation’s stock price, risk free rate and expected dividend yield. For options with additional characteristics, such as vesting criteria linked to stock market indices or stock price performance, a Monte Carlo simulation is used to model the range of potential outcomes. For further information on the assumptions underlying these grant date fair values refer to Note 4 of the Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009;

•	The number of options outstanding at the end of the fiscal year 2009 for each NED is detailed below:

Name	No. of Options	Grant Price $	Date of Grant
Robert E. Bew	3,398	4.620	03/24/2009
	2,224	20.230	02/20/2008
	1,218	27.085	02/21/2007
	3,312	9.965	02/13/2006

James M. C. Puckridge	3,398	4.620	03/24/2009
	2,224	20.230	02/20/2008
	1,218	27.085	02/21/2007
	3,312	9.965	02/13/2006
	3,340	9.885	07/12/2005

Martin M. Hale	3,398	4.620	03/24/2009
	2,224	20.230	02/20/2008
	1,218	27.085	02/21/2007
	3,312	9.965	02/13/2006
	3,340	9.885	07/12/2005
	12,660	3.9062	05/10/2000
	830	0	03/17/2003
	752	0	05/08/2001

Hugh G.C. Aldous	3,398	4.620	03/24/2009
	2,224	20.230	02/20/2008
	1,218	27.085	02/21/2007
	3,312	9.965	02/13/2006
	3,340	9.885	07/12/2005
	2,000	0	07/12/2005

Joachim Roeser	3,398	4.620	03/24/2009
	2,038	22.080	05/07/2008
	1,000	0	05/07/2008

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Corporation’s Directors and Officers, and persons who beneficially own more than 10% of a registered class of the Corporation’s Common Stock and other equity securities, to file initial reports of ownership and reports of changes in ownership of the Corporation’s Common Stock or other equity securities with the SEC. Such persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 filings were required, the Corporation believes that each of its Officers, Directors and beneficial owners of more than 10% of the Common Stock complied with all Section 16(a) filing requirements applicable to them during fiscal 2009.

TRANSACTIONS WITH EXECUTIVES, OFFICERS, DIRECTORS AND OTHERS

During the past fiscal year, the Corporation and its subsidiaries had no transactions in which any Director , or nominee for Director or Executive Officer or any member of the immediate family thereof, had a material direct or indirect interest reportable under the applicable rules of the SEC. Pursuant to the Corporation’s Code of Ethics Policy all senior Officers must disclose to the Board of Directors any material transaction or relationship that could reasonably be expected to give rise to a conflict of interests. The Code of Ethics Policy also states that no employee may seek to obtain special treatment from the Corporation for family members, friends or for businesses in which family members or friends have an interest. During the year ended December 31, 2009 the Corporation has not made any charitable contributions to any charity on which any Director serves as an Executive Officer.

CERTAIN OTHER TRANSACTIONS AND RELATIONSHIPS

The Corporation has retained and continues to retain Kirkland & Ellis International LLP, a law firm in which Mr. Haubold was formerly a partner, to perform significant legal services for the Corporation. Mr. Haubold retired from Kirkland & Ellis International LLP in June 2003 and he retired as a Director of the Corporation on May 6, 2008. Although he retired as a Director of the Corporation, Mr. Haubold continued to provide services in an independent capacity as a member of the Special Committee of the Board until he resigned that position on October 1, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The table “Beneficial Owners as of December 31, 2009” sets forth certain information with respect to the beneficial ownership of the Corporation’s Common Stock as of December 31, 2009 by holders of more than 5% of the Corporation’s outstanding Common Stock. The table “Share Ownership of Directors and Officers” sets forth information with regard to the Directors of the Corporation and the Executive Officers of the Corporation included in the Summary Compensation Table in the CD&A (“Named Executive Officers”), and all current directors and Executive Officers of the Corporation as a group. As of December 31, 2009, excluding treasury stock, there were 23,664,053 shares of Common Stock outstanding. According to the rules adopted by the Securities and Exchange Commission, a person is the “beneficial owner” of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within sixty days through the exercise of an option, warrant, right of conversion of a security or otherwise. The percentage of the Corporation’s Common Stock beneficially owned by a person assumes that the person has exercised all options and converted all convertible securities that the person holds which are exercisable or convertible within sixty days of December 31, 2009 for five percent holders and Executive Officers of the Corporation. To the knowledge of the Corporation, each stockholder has sole voting and investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated in a footnote. Unless otherwise indicated, the business address of each person is the Corporation’s corporate address.

Beneficial Owners as of December 31, 2009

(Information as Reported in Schedule 13Gs as of December 31, 2009)

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Tontine (through various funds)(1)	4,828,345	20.40%
55 Railroad Avenue
3rd Floor
Greenwich
CA 06830

T. Rowe Price Associates, Inc(2)	3,116,100	13.17%
100 East Pratt Street
Baltimore
MD 21202

FMR. LLC(3)	2,099,985	8.87%
82 Devonshire Street
Boston
MA 02109

Based on a review of filings with the Securities and Exchange Commission, the Corporation is unaware of other holders of more than 5% of the outstanding shares of Innospec Inc Common Stock.

Notes:

(1)	According to Schedule 13D dated February 1, 2010 filed jointly by Tontine Capital Partners, L.P., a Delaware limited partnership (“TCP”), Tontine 25 Overseas Master Fund, L.P., a Cayman Islands limited partnership (“T25”), Tontine Capital Management, L.L.C., a Delaware limited liability company (“TCM”), Tontine Capital Overseas Master Fund , L.P., a Cayman Islands limited partnership (“TMF”), Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company (“TCO”), Tontine Capital Overseas Master Fund II, a Cayman Islands limited partnership (“TCP2”), Tontine Asset Associates, L.L.C., a Delaware limited liability company (“TAA”) and Jeffrey L. Gendell (“Gendell”), 4,828,345 shares are jointly controlled by Gendell split into the various funds, which have shared voting power and shared dispositive power over the respective number of shares, as follows:

TCP	4,202,663	17.80%
T25	91,995	0.40%
TCM	4,294,658	18.20%
TMF and TCO	457,712	1.90%
TCP2 and TAA	75,975	0.30%
Gendell	4,828,345	20.40%

(2)	According to a Schedule 13G dated February 12, 2010 filed jointly by T. Rowe Price Associates, Inc., a Maryland corporation, (“T. Rowe Price”) and T. Rowe Price Small-cap Value (“TRP Fund”), T. Rowe Price and TRP Fund beneficially hold 2,306,400 shares. T Rowe Price Associates, Inc. has sole voting power over 759,200 shares and TRP Fund has sole voting power over 2,306,400 shares. T Rowe Price Associates, Inc. has sole dispositive power over 3,116,100 shares.

(3)	According to a Schedule 13G dated February 12, 2010 filed jointly by FMR. LLC. (“FMR.”), Edward C Johnson 3d (“Mr. Johnson”), Fidelity Management & Research Company (“FM&R”) and Fidelity Low-Priced Stock Fund (“Fidelity Stock”), various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock shown as beneficially owned by FM&R and Fidelity Stock. Edward C. Johnson 3d and FMR, through its control of FMR Stock have sole power to dispose of the shares.

Share Ownership of Directors and Officers

as of January 31, 2010

The following table sets forth the amount of the Corporation’s common stock beneficially owned by each of the Directors, the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated Executive Officers of the Corporation:

Name	Shares Owned Directly or Indirectly	Shares Underlying Options Exercisable within 60 days	Total	Percent of Class
Hugh G.C. Aldous(1)	9,307	9,870	19,177	*
Robert E. Bew	60,461	4,530	64,991	*
Philip J. Boon	8,000	4,800	12,800	*
Ian P. Cleminson	4,335	5,970	10,305	*
Martin M. Hale(2)	226,695	22,112	248,807	*
Catherine Hessner	18,237	8,590	26,827	*
Ian M. McRobbie	51,603	13,384	64,987	*
Robert I. Paller	0	0	0	*
James M.C. Puckridge	10,269	7,870	18,139	*
Joachim Roeser	1,461	0	1,461	*
Patrick S. Williams	24,375	39,180	63,555	*
Directors and Executive Officers as a group (13 persons)(3)	418,623	124,902	543,525	1.74

Notes:

(*)	Less than 1%
(1)	In the case of Mr. Aldous this figure Includes 6,000 shares held by Union Pension Trustees
(2)	In the case of Mr. Hale, this figure includes 24,000 over which Mr. Hale disclaims beneficial ownership as such shares are held indirectly through a trust.
(3)	Includes the above named Directors and officers as well as Mr. Hartley and Mr. David Williams

EQUITY COMPENSATION PLANS

The following table summarizes information, as of December 31, 2009, relating to current stock option plans of the Corporation approved by security holders pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares have been granted from time to time under the CSOP, PRSOP, NEDs’ Stock Option Plan, Co-Investment Plan and NEDs Stock Plan. The Corporation does not have any equity compensation plans which have been not been approved by security holders.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights a	Weighted average exercise price of outstanding options, warrants and rights b	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) c
Equity compensation plans approved by security holders	1,159,885	$2.499	1,239,604
Equity compensation plans not approved by security holders	0	0	0

Total	1,159,885	$2.499	1,239,604

The closing price of the Corporation’s Common Stock on NASDAQ Stock Market on March 16, 2010 was $11.01

AUDIT COMMITTEE REPORT

The Board has adopted a written Audit Committee Charter.

As part of fulfilling its responsibilities, the Audit Committee:

1.	held meetings with the Corporation’s Business Assurance function and the independent registered public accounting firm, both in the presence of management and privately to discuss the overall scope and plans for the respective audits, the results of the audits, the evaluations of the Corporation’s internal controls and the overall quality of the Corporation’s final reports;

2.	reviewed and discussed the audited financial statements for fiscal year 2009 with management and the independent registered public accounting firm;

3.	discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

4.	received the written disclosure and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed that firm’s independence with representatives of the firm. The Audit Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Corporation is compatible with its independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission.

Principal accountant fees and services

Aggregate fees for professional services rendered for the Corporation by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2009 and 2008 (Note 1) were:

	2009	2008
	$’000	$’000
Audit fees	1,023	1,192
Audit related fees	37	39
Tax: Compliance	—	—
Advisory	75	85

Total tax fees	75	85
All other fees	12	7

Total fees	1,147	1,323

Audit, audit related, tax compliance	1,060	1,231
Tax advisory and other fees	87	92

	1,147	1,323

Note	1: A substantial proportion of the fees billed in all of the categories as of or for the years ended December 31, 2009 and 2008 are denominated in a currency other than U.S. dollars. Accordingly, fees billed as of or for both periods have been translated at consistent exchange rates.

Note	2: The aggregate fees included in Audit fees are fees billed for the fiscal years for the audits of the consolidated financial statements of the Corporation, statutory and subsidiary audits, and review of documents filed with SEC. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

Audit related fees as of the years ended December 31, 2009 and 2008, respectively, were for employee benefit plan audits.

Taxation Advisory fees as of the years ended December 31, 2009 and 2008, respectively, were for tax planning and tax advice, advice in respect of employee-related taxes and advice related to mergers and acquisitions.

All other fees as of the years ended December 31, 2009 and 2008, respectively, were for services related to financial reporting training and compliance with statutory regulations.

Audit Committee pre-approval policies and procedures

The Corporation’s Audit Committee adopted pre-approval policies and procedures for audit and non-audit services in August 2005. This was attached as an appendix to the Corporation’s 2006 Proxy Statement. The Audit Committee pre-approves all audit and permitted non-audit services provided by PricewaterhouseCoopers, the Corporations’ independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to the Audit Committee Chairman, provided all such pre-approval decisions are reported to the Audit Committee at its next regularly scheduled meeting. General pre-approval of certain audit, audit related and tax services is granted by the Audit Committee at the first quarter meeting. The Audit Committee subsequently reviews fees paid. Specific pre-approval is required for all other services. These projects are reviewed quarterly, and the status of all such services is reviewed with the Audit Committee.

For the years ended December 31, 2009 and 2008, no fees were paid to PricewaterhouseCoopers for which the de minimis exception was used. The Audit Committee reviewed and approved the audit and non-audit services rendered by PricewaterhouseCoopers to the Corporation during the year 2009 and concluded such services were compatible with maintaining PricewaterhouseCoopers’ independence.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Corporation specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Audit Committee

Current Members	Position	Date Appointed
Martin M. Hale	Chairman	February 20, 2002
Hugh G.C. Aldous	Member	February 15, 2005
Robert E. Bew	Member	July 28, 2008

INFORMATION REGARDING THE CORPORATION’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of the Corporation, selected by the Audit Committee for the fiscal year ending December 31, 2010, is PricewaterhouseCoopers LLP, 101 Barbirolli Square, Lower Mosley Street, Manchester, M2 3PW, England. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so. The representative is also expected to be available to respond to appropriate questions.

OTHER MATTERS

As of the date of this Proxy Statement, management is not aware of any matters to be presented at the meeting other than the matters specifically stated in the Notice of Meeting and discussed in this Proxy Statement. If any other matter or matters are properly brought before the meeting, the persons named in the enclosed Proxy Form have discretionary authority to vote the proxy on each such matter in accordance with their judgment.

SOLICITATION AND EXPENSES OF SOLICITATION

The solicitation of proxies will be made initially through the internet and by e-mail. The Corporation’s Directors, Officers and employees may also solicit proxies in person or by telephone without additional compensation. In addition, proxies may be solicited by certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who will mail material to or otherwise communicate with the beneficial owners of shares of the Corporation’s Common Stock. All expenses of solicitation of proxies will be paid by the Corporation.

ANNUAL REPORT TO STOCKHOLDERS

A copy of the Corporation’s 2009 Annual Report on Form 10-K to Stockholders for the fiscal year ended December 31, 2009 is now available to Stockholders via the internet at www.envisionreports.com/iosp. Stockholders who require a printed copy of the Annual Report on Form 10-K to Stockholders may obtain one by writing or calling Investor Relations, Innospec Inc., Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, England, telephone +44 151 355 3611, or by e-mail to investor@innospecinc.com.

STOCKHOLDERS’ PROPOSALS FOR THE 2011 ANNUAL MEETING

The Corporation anticipates holding its 2011 Annual Meeting of Stockholders on May 11, 2011.

Under the regulations of the Securities and Exchange Commission, any stockholder desiring to make a proposal to be acted upon at the 2011 Annual Meeting of Stockholders and have it included in our proxy materials must present such proposals to the Secretary of the Corporation not later than December 1, 2010.

Stockholder proposals or Director nominations not included in a proxy statement for an annual meeting must comply with the advance notice procedures and information requirements set forth in the by-laws of the Corporation in order to be properly brought before that annual meeting of stockholders. Under the Corporation’s by-laws, any stockholder desiring to make a proposal to be acted upon at the 2011 Annual Meeting of Stockholders must present such proposals to the Secretary of the Corporation not before February 8, 2011 or later than March 9, 2011.

DOCUMENTS, OR PORTIONS THEREOF, INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT

The section entitled “Legal Proceedings” in the Corporation’s Annual Report on Form 10-K is incorporated herein by reference.

By order of the Board of Directors

David E. Williams

Vice President and General Counsel

March 26, 2010

PLEASE VOTE VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR NOTICE OR ALTERNATIVELY, IF YOU HAVE REQUESTED WRITTEN MATERIALS SIGN, DATE AND RETURN YOUR PROXY CARD

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Innospec specialty chemicals MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 000004 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 12, 2010. Vote by Internet Log on to the Internet and go to www.envisionreports.com/iosp Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposal 3. For Withhold For Withhold 1. Election of Directors: 01 - Robert I. Paller 2. Re-election of Directors: 01 - Robert E. Bew 02 - Patrick S. Williams 02 - Martin M. Hale For Withhold + For Withhold For Against Abstain 3. To the ratify corporation’s the appointment independent of PricewaterhouseCoopers registered public accounting LLP as firm for the fiscal year ending December 31, 2010. 4. To before transact the meeting such other or any business adjournment as may thereof. properly come B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below full Please title. sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 0 2 4 5 2 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 0158BC

2010 Annual Meeting of Innospec Inc. Stockholders May 12, 2010, 10:00 a.m. Local Time IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Innospec specialty chemicals Proxy — Innospec Inc. This Proxy is Solicited on behalf of the Board of Directors The undersigned hereby appoints Patrick S. Williams and Ian P. Cleminson and each of them with full power of substitution, as the proxy of the undersigned, to attend the Annual Meeting of Stockholders to be held on Thursday, May 12, 2010, at 10:00 a.m. and any adjournment or postponement thereof, and to vote the stock the undersigned would be entitled to vote, if present, on the items listed on the reverse side of this proxy card. THIS PROXY WILL BE VOTED AS SPECIFIED; OR IF NO CHOICE IS SPECIFIED, IT WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 3. PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.